Exhibit 7.03

EXECUTION VERSION

Dated 3 March 2013

FACILITY AGREEMENT

between

Platinum Infant Formula Holding Limited
as Borrower

Diamond Infant Formula Holding Limited, Infant Formula Merger Sub Holding Inc. and Mr. You-Bin Leng
as Original Guarantors

Wing Lung Bank Limited and Cathay United Bank
as Mandated Lead Arrangers and Original Lenders

Cathay United Bank
as Facility Agent

and

Wing Lung Bank Limited
as Security Agent

relating to

US$50,000,000 Term Loan Facility

9/F, Central Tower
28 Queen’s Road Central
Hong Kong

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ii

THIS AGREEMENT is dated 3 March 2013 and made between:

(1)	Platinum Infant Formula Holding Limited, an exempted company incorporated in the Cayman Islands with limited liability whose registered office is at 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands as borrower (the “Borrower”);

(2)	Diamond Infant Formula Holding Limited, an exempted company incorporated in the Cayman Islands with limited liability whose registered office is at 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Holdco”) and Infant Formula Merger Sub Holding Inc., a Utah corporation whose registered address is at c/o National Registered Agents, Inc., 2778 W Shady Bend Lane, Lehi, Utah, UT 84043-5676, United States (“Merger Sub”), as original corporate guarantors (the “Original Corporate Guarantors” and each an “Original Corporate Guarantor”);

(3)	Mr. You-Bin Leng, the holder of Chinese passport no. G61880114 whose business address is at Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, PRC as original personal guarantor (“Mr. Leng” and collectively with the Original Corporate Guarantors, the “Original Guarantors” and each an “Original Guarantor”).

(4)	Wing Lung Bank Limited and Cathay United Bank as mandated lead arrangers (the “Mandated Lead Arrangers” and each a “Mandated Lead Arranger”);

(5)	Wing Lung Bank Limited and Cathay United Bank as original lenders (the “Original Lenders” and each an “Original Lender”);

(6)	Cathay United Bank as facility agent of the Finance Parties (other than itself) (the “Facility Agent”); and

(7)	Wing Lung Bank Limited as security agent of the Finance Parties (other than itself) (the “Security Agent”);

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means Cathay United Bank.

“Accession Deed” means:

(a)	a document substantially in the form set out in Schedule 5 (Form of Accession Deed); or

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(b)	any joinder or accession agreement or deed, or similar document or instrument, with respect to any Finance Document.

“Acquisition” means the acquisition by the Borrower of the Target by way of a one-step merger of the Merger Sub with and into the Target pursuant to the terms of the Acquisition Documents, with the Target to be the surviving corporation of such merger.

“Acquisition Agreement” means the Agreement and Plan of Merger dated on or about the Signing Date and made among the Borrower, the Merger Sub and the Target.

“Acquisition Closing Date” means the “Closing Date” under and as defined in the Acquisition Agreement.

“Acquisition Consideration” means the aggregate consideration for the Target Shares (other than (i) the Rollover Shares (as defined in the Acquisition Agreement) and (ii) any Target Shares owned by Holdco, the Borrower, Merger Sub, Target or any Target Group Member, which in the case of (i) and (ii) will be cancelled and cease to exist without any payment of cash consideration) payable under the Acquisition Agreement as described in the Funds Flow Memo and assuming that the consideration per Target Share payable for the Dissenting Shares (as defined in the Acquisition Agreement) will be equal to the Merger Consideration (as defined in the Acquisition Agreement).

“Acquisition Documents” means the Acquisition Agreement and any other document designated in writing as an “Acquisition Document” by the Facility Agent, the Security Agent, and the Borrower.

“Acquisition Effective Time” means the “Effective Time” under and as defined in the Acquisition Agreement.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26(Changes to the Obligors).

“Agents” means the Facility Agent and the Security Agent, and “Agent” means either of them, as the content requires.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Form” means with respect to any document (subject to Clause 22.28(Amendments)):

(a)	substantially in the form agreed by the Borrower and the Facility Agent prior to the Signing Date; or

(b)	in form and substance acceptable to the Borrower and the Facility Agent each acting reasonably.

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“Applicable GAAP” means:

(a)	(subject to any change in Applicable GAAP made pursuant to paragraph (c) of Clause 20.3(Requirements as to financial statements), US GAAP; or

(b)	following the Acquisition Effective Time, IFRS.

“Approved Payroll” means any payments to the Target Group’s employees and/or any Corporate Obligor’s employees as agreed in writing by the Facility Agent from time to time.

“Arrangers” means the Mandated Lead Arrangers and any person which is designated an arranger of the Facility by the Mandated Lead Arrangers and the Borrower after the Signing Date.

“Auditors” means, with respect to any relevant entity, the initial auditors of such entity at the Signing Date, or any other firm which is appointed by such entity in accordance with the terms of this Agreement.

“Authorisation” means

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the Signing Date to and including (a) the date falling nine (9) Months from the Signing Date, or (b) such later date as requested by the Borrower and approved by all of the Original Lenders in their sole discretion, provided that the Availability Period shall end and the Commitment of each Lender shall be cancelled immediately upon either (i) termination of the Acquisition Agreement in accordance with its terms, or (ii) immediately following Utilisation, on the Utilisation Date.

“Borrower Citibank Account” means the account opened and maintained by the Borrower with Citibank, N.A. in the United States of America.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the portion thereof that represents the Margin) which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

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“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business:

(a)	in relation to the determination of any interest rate, London;

(b)	in relation to any payment or purchase of US Dollars, New York; and

(c)	for all other purposes, Hong Kong and Taipei.

“Cayman Share Charge” means each Cayman Island-law governed first priority charge to be executed by (a) GGH as chargor in respect of 75% of the Equity Interest it owns in the Holdco immediately after the Acquisition Effective Time, and (b) the Holdco as chargor in respect of the entire Equity Interest of the Borrower, in each case, in favour of the Security Agent in the Agreed Form.

“Change of Control” means:

(a)	the Holdco ceases to beneficially and legally hold:

(i)	directly the entire Equity Interest of the Borrower; or

(ii)	indirectly the entire Equity Interest of each other Corporate Obligor

(b)	the Holdco ceases to control directly or indirectly the Borrower (for the purposes of this definition, “control” of a person means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

(ii)	give directions with respect to the management, financial or other policies of that person with which the directors or other equivalent officers of that person are obliged to comply).

“Charged Assets” means the assets, rights and property from time to time subject, or expressed to be subject, to the Security created by the Security Documents or any part of those assets, rights or property.

“Closing MAE” means “Company Material Adverse Effect” as such term is defined in the Acquisition Agreement.

“Collection Account” means each account designated in writing as such opened and maintained by each Corporate Obligor with the Account Bank (and, in each case, any replacement account or sub-account thereto) to be operated and maintained with Clause 22.8(Accounts).

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“Commitment” means:

(a)	in relation to each Original Lender, US$25,000,000 at the date of this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

in each case to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 4(Form of Compliance Certificate).

“Core Group Assets” means the business, assets or Subsidiaries of the Target Group (or after the Acquisition Effective Time, the Group) other than the Non-Core Group Assets.

“Corporate Obligor” means the Borrower or a Guarantor other than Mr. Leng.

“Currency Event” means any change in the laws or the regulations of PRC or the policies of any Governmental Agency in PRC which prohibits or substantially restricts (a) the conversion of any amount from RMB to US Dollars and/or (b) the making of any dividend or other distributions from any entity that is established in the PRC to its immediate parent company and which in the case of clauses (a) and/or (b) has the effect of prohibiting, preventing or materially delaying the payment or remittance of any amount due under the Finance Documents.

“Default” means an Event of Default or any event or circumstance specified in Clause 23(Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Directors’ Undertaking Letter” means the HK law-governed undertaking letter to be executed by the directors of the Group immediately after the Acquisition Effective Time (other than any director appointed by MSPEA) in favour of the Security Agent in the Agreed Form.

“Disclosed Litigation” means the litigation proceedings disclosed in Schedule 8(Disclosed Litigation).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

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“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Group Member conducted on or from the properties owned or used by the Group Member.

“Equity Contributions” means (i) an equity contribution of US$28,100,000 (or if higher, an amount in US Dollars equal to the difference between (x) the Acquisition Consideration (after deducting the Mr. Leng Equity Contribution) and (y) the Total Commitments) by MSPEA directly or indirectly into the Borrower (“MSPEA Equity Contribution”), and (ii) an equity contribution of US$8,163,850 by Mr. Leng directly or indirectly into the Borrower (“Mr. Leng Equity Contribution”).

“Equity Documents” means the legal documentation in the Agreed Form evidencing:

(a)	the making of the Equity Contributions; and

(b)	that, immediately following the Acquisition Effective Time, MSPEA beneficially and legally holds 28.95% of the entire Equity Interest of the Holdco and Mr. Leng, indirectly through GGH, beneficially and legally holds 68.47% of the entire Equity Interest of the Holdco.

“Equity Interest” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Existing Onshore Facilities” means those facilities set out in Schedule 3 (Existing Onshore Facilities).

“Existing Guarantee” means the guarantee set out in Schedule 7 (Existing Security & Guarantee).

“Existing Security” means the Security set out in Schedule 7 (Existing Security & Guarantee).

“Event of Default” means any event or circumstance specified as such in Clause 23(Events of Default).

“Facility” means the term loan facility to be made available under this Agreement as described in Clause 2(The Facility), as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

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“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FC Delaware” means Feihe China Nutrition Company, a Delaware corporation whose registered address is at 2711 Center Ville Road STE 400, Wilmington, New Castle, Delaware 19808, USA.

“Finance Documents” means:

(a)	this Agreement,

(b)	the Intercreditor Agreement,

(c)	each Security Document,

(d)	the NBWD Subordination Agreement,

(e)	the Offshore Fee Letter,

(f)	the Leng Undertaking Letter,

(g)	the Non-Compete Undertaking Letter,

(h)	the Directors’ Undertaking Letter,

(i)	the MSPEA Undertaking Letter,

(j)	any Accession Deed,

(k)	the Paying Agent Undertaking Letter, and

(l)	any other document designated as such by the Facility Agent and the Borrower.

“Finance Parties” means the Arrangers, the Lender, the Facility Agent, the Security Agent and the Account Bank.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Applicable GAAP, be treated as a finance or capital lease;

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(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction , only the marked to market value (or, if any actual amount is due as a result of the termination or close out of the Treasury Transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument in each case issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funds Flow Memo” means the funds flow memo in the Agreed Form.

“Funds Release Instruction” means the funds release instruction in the Agreed Form and to be issued by the Facility Agent to the Paying Agent in accordance with Clause 4.3 (Condition Subsequent- funds release).

“Gannan WFOE” means Gannan Flying Crane Dairy Products Co., Limited [Chinese language characters excluded], registered office: Ecological Industry District, Gannan County, Qiqihaer, Heilongjiang Province, China, a company incorporated under the laws of the PRC.

“GGH” means Garland Glory Holdings Limited, a BVI business company incorporated in the British Virgin Islands whose registered office is at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Holdco, the Borrower and each of their Subsidiaries (including, after the Acquisition Effective Time, each Target Group Member) in each case for the time being and “Group Member” means any of those persons.

“Group Structure Chart” means the structure chart of the Group and the Target Group delivered to the Lender pursuant to Clause 4.1(Initial conditions precedent), as updated from time to time in accordance with:

(a)	paragraph (b) of Clause 20.2 (Provision and contents of Compliance Certificates);

(b)	Clause 26.2 (Additional Guarantors and Security ); and

(c)	paragraph (c) of Clause 22.13 (Disposals).

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“Guaranteed Obligations” means all principal sums of money and liabilities now or in the future due, owing or payable in respect of the Facility to any Finance Party by any Obligor under or pursuant to the Facility Agreement and/or any other Finance Document to which it is a party (whether actually or contingently, whether solely or jointly with any other person, whether as principal or surety and whether or not the relevant Finance Party was an original party to such Finance Document or the relevant transaction contemplated thereby), together with all interest, commission, fees, charges, costs and expenses and other sums and payments for which any Obligor may be or become liable to any Finance Party in respect of, under or in connection with any such Finance Documents (after as well as before any demand or judgment).

“Guarantor” means each Original Guarantor or an Additional Guarantor.

“Helongjiang WFOE” means Heilongjiang Feihe Dairy Co., Limited [Chinese language characters excluded], registered office: Qingxiang Street, Kedong Town, Kedong County, Qiqihaer, Heilongjiang Province, China, a company incorporated under the laws of the PRC.

“HK Law Debenture” means the Hong Kong law-governed first priority fixed and floating charge to be executed by and between Holdco, the Borrower, the Target and FC Delaware in favour of the Facility Agent and the Security Agent in respect of all of their respective assets and undertakings (including the Interest Reserve Account and each Collection Account, but excluding the Target US Accounts) in the Agreed Form.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Holdco Citibank Account” means the account opened and maintained by the Holdco with Citibank, N.A. in the United States of America.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax, business tax or any tax of a similar nature.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Group Member (which may now or in the future subsist).

“Intercreditor Agreement” means the Hong Kong law-governed intercreditor agreement to be executed by and between the Borrower, the RMB Security Providers, the Lenders, the Facility Agent, the Security Agent and the RMB Lender in the Agreed Form.

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“Interest Payment Date” means (a) the last day of each Interest Period under paragraph (a) of the definition thereof, and (b) the Termination Date.

“Interest Period” means (a) in relation to the Loan, each period determined in accordance with Clause 10(Interest Periods), and (b) in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3(Default interest).

“Interest Reserve Account” means the account designated in writing as such opened and maintained by the Borrower with the Account Bank (or any replacement account or sub-account thereto).

“Investment” means (a) the lending of money or credit or advances to any person; or (b) the purchase, acquisition of any Equity Interests, obligations or securities of, or the making of any capital contribution to, any other person, in each case, other than to or in respect of an existing Group Member.

“IPO” means an initial public offering of all or any part of the share capital of (or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to) any Group Member or any direct or indirect holding company of any Group Member (but excluding the Sponsors and any direct or indirect holding company of the Sponsors).

“Langfang WFOE” means Langfang Flying Crane Dairy Products Co., Limited [Chinese language characters excluded], registered office: Chuangye Road E. & Dingxiang Road N., Langfang Economic and Technological Development Area, Langfang City, Hebei Province, China, a company incorporated under the laws of the PRC.

“Legal Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, and defences of set-off or counterclaim; and

(c)	the guarantee given by Mr. Leng hereof, to the extent that the laws of PRC are applicable, being subject to the “Relevant Approvals” under and as defined in the Leng Undertaking Letter;

(d)	any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation ) (including, without limitation, specific qualifications or reservations, relating to a particular provision or provisions of any of the Finance Documents); and

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(e)	the WFOE Equity Pledges being subject to the approval by the Ministry of Commerce (or its competent local branch) and registration with the State Administration for Industry and Commerce (or its competent local branch).

“Lender” means:

(a)	the Original Lender; and

(b)	any person which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leng Undertaking Letter” means the PRC law-governed undertaking letter to be executed by Mr. Leng in favour of Facility Agent in the Agreed Form.

“LIBOR” means, in relation to a Loan or any Unpaid Sum:

(a)	the Screen Rate; or

(b)	if no Screen Rate is available for US Dollars for the Interest Period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the London interbank market (as supplied to the Facility Agent at its request), as at 11:00 a.m. (London time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in US Dollars for a six-month period (or, in the case of any Unpaid Sum, for a period comparable to the Interest Period for that Unpaid Sum) and, for purposes of calculating the interest payable in respect of the Facility for the definition of “Required Interest Reserve Balance” or paragraph (iii)(B) of Clause 22.17 (Restricted payments), LIBOR for any Interest Period other than the then current Interest Period shall be deemed to be equal to LIBOR for the then current Interest Period.

“Loan” means the loan made or to be made by the Lenders under the Facility or, as the case may be, the principal amount outstanding for the time being of that loan.

“Loan Release Time” means the (Utah) time when the Facility Agent issues the Funds Release Instruction to the Paying Agent to release the Loan in accordance with Clause 4.3 (Conditions subsequent – fund release).

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“Major Default” means:

(a)	with respect to the Borrower or the Merger Sub only, any circumstances constituting a Default under any of Clause 23.1 (Non-payment), Clause 23.3(Breach of undertaking) (insofar as it relates to a breach of Clauses 22.10(Holding Companies) and 22.20(Pari passu ranking)), Clause 23.5(Misrepresentation) insofar as it relates to a breach of any Major Representation, Clause 23.9(Insolvency), Clause 23.10(Insolvency proceedings), Clause 23.11(Creditors’ process), Clause 23.12(Unlawfulness and invalidity), Clause 23.15(Expropriation) (other than as a consequence of a breach or anticipatory breach of a Finance Document by a Finance Party), Clause 23.16(Repudiation and rescission of agreements) with respect to any Finance Document; or

(b)	the breach of any obligation required to be performed by the Target under the Acquisition Agreement or any representation or warranty made by the Target under the Acquisition Agreement being incorrect or misleading and which in either case permits the Borrower or the Merger Sub to terminate the Acquisition Agreement (or not proceed with the Acquisition).

“Major Representation” means a representation or warranty with respect to the Borrower or the Merger Sub only under any of Clause 19.2(Status) to Clause 19.6(Validity and admissibility in evidence) inclusive, Clause 19.15(No proceedings pending or threatened), paragraph (c)of Clause 19.24(Group Structure Chart) and Clause 19.28(Use of proceeds).

“Majority Lenders” means at any time:

(a)	if the Loan is then outstanding, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than sixty-six and two thirds per cent. (66⅔%) of the Loan, or

(b)	if there is no Loan then outstanding and the Total Commitments are then greater than zero, a Lender or Lenders whose Commitments aggregate more than sixty-six and two thirds per cent. (66⅔%) of the Total Commitment, or

(c)	if there is no Loan then outstanding and the Total Commitments are then zero;

(i)	if the Total Commitments became zero after the Loan ceased to be outstanding, a Lender or Lenders whose Commitments aggregated more than sixty-six and two thirds per cent. (66⅔%) of the Total Commitments immediately before the Total Commitments became zero, or

(ii)	if the Loan ceased to be outstanding after the Total Commitments became zero, a Lender or Lenders whose participations in the Loan outstanding immediately before the Loan ceased to be outstanding aggregated more than sixty-six and two thirds per cent. (66⅔%) of the Loan.

“Management Sponsors” means (a) Mr. Leng, (b) Mr. Liu Shenghui, the holder of Chinese passport no. G34842477 whose business address is Star City Int’l Bldg., 10 Jiuxianqiao Rd., C16th Floor, Chaoyang Dist., Beijing, China 100016 and (c) Mr. Liu Hua, the holder of Chinese passport no. G20968468 whose business address is Star City Int’l Bldg., 10 Jiuxianqiao Rd., C16th Floor, Chaoyang Dist., Beijing, China 100016.

“Margin” means five and a half per cent. (5.50%) per annum.

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“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects (to the extent relating to the ability of any Corporate Obligor to perform its obligations under the Finance Documents to which it is a party) of (i) the Group taken as a whole, or (ii) the Group Members established in the PRC taken as a whole;

(b)	the ability of any Obligor party (in case of Mr. Leng, subject to paragraph (c)of the definition of “Legal Reservations”) to perform its obligations under the Finance Documents to which it is a party; or

(c)	subject to the Legal Reservations, the validity or enforceability of, or the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Finance Document.

“Minimum Cash” means:

(a)	for the financial year of the Group ended 31 December 2012, US$10,000,000; and

(b)	for each subsequent financial year, the Minimum Cash for the previous financial year as increased or decreased by a corresponding increase or decrease (respectively) of the Group’s consolidated total revenue as compared to the previous financial year, provided that Minimum Cash shall not be less than US$10,000,000.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c)below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“MSPEA” means MSPEA IMF Holding Limited, an exempted company incorporated in Cayman Islands whose registered office is at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands and controlled by Morgan Stanley Private Equity Asia III, L.P., a fund managed by the private equity arm of Morgan Stanley.

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“MSPEA Loan” has the meaning ascribed to such term in the MSPEA Undertaking Letter.

“MSPEA Undertaking Letter” means the HK law-governed undertaking and subordination letter to be executed by MSPEA in favour of Facility Agent in the Agreed Form.

“NBWD Lender” means, collectively:

(a)	China Trend Asia Limited;

(b)	Gold Act Trading Limited;

(c)	Lijiafeng Electronics (HK) Limited;

(d)	Hong Kong Wang Hing Lung Trading Co.;

(e)	Hing Lung Trading Company;

(f)	Foreshore Holding Group Limited;

(g)	Caoba Tongyuan INC;

(h)	WSH Trade Develop Limited;

(i)	Natural Dairy Farm limited, OAD Wanchai HK;

(j)	Sun Jingyou; and

(k)	any other person designated as such by the Borrower with prior written consent of the Facility Agent (acting on behalf of the Majority Lenders) from time to time.

“NBWD Loan” means, collectively, the loans provided by each NBWD Lender to the Target.

“NBWD Subordination Agreement” means the Hong Kong law-governed subordination agreement to be executed by and between the Target, each NBWD Lender and the Facility Agent in the Agreed Form.

“Net Cash Proceeds” means with respect to the relevant transaction, the relevant consideration received by any Group Member after deducting: (a) any related reasonable expenses which are incurred by any Group Member to persons who are not members of the Group; and (b) any related Tax incurred and required to be paid by a Group Member, in each case with respect to such transaction.

“Non-Compete Undertaking Letter” means each of the PRC law-governed undertaking letter to be executed by the Management Sponsors (other than Mr. Leng) in favour of Facility Agent in the Agreed Form.

“Non-Core Group Assets” means with respect to the Target Group (or after the Acquisition Effective Time, the Group):

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(a)	the stand-alone business, assets and/or Subsidiaries which in individually or in aggregate comprise or contribute less than five per cent (5.0%) of the consolidated total revenue of the Target Group (or, in respect of any period ending after the Acquisition Effective Time, the Group, as the case may be) (based on the audited consolidated financial statements of the Target Group as at 31 December 2011 or (if later) 31 December 2012 or (if later) the latest consolidated financial statements (audited or unaudited) supplied by Holdco pursuant to Clause 20.1(Financial statements)); and/or

(b)	any stand-alone business, assets and/or Subsidiaries not involved in the production, distribution or sales of dairy and/or dairy related products.

“NY Share Pledge” means the New York law-governed first priority share pledge to be executed by the Borrower in respect of the Target Shares and by the Target in respect of the entire Equity Interest of FC Delaware in favour of Security Agent in the Agreed Form.

“Obligor” means a Corporate Obligor or Mr. Leng.

“Offshore Fee Letter” means the HK law-governed fee letter executed or to be executed by and between the Borrower, the Original Lenders, the Facility Agent and the Security Agent in the Agreed Form.

“Original Financial Statements” means the audited consolidated financial statements of the Target Group for its financial year ended 31 December 2011.

“Operating Companies” means each WFOE and each of their Subsidiaries from time to time.

“Party” means a party to this Agreement.

“Paying Agent” means a reputable bank or trust company which is appointed as paying agent pursuant to the terms of the Acquisition Agreement and is reasonably acceptable to the Majority Lenders.

“Paying Agent Undertaking Letter” means an undertaking letter to be issued by the Paying Agent to the Facility Agent (for the benefit of each Lender) in the Agreed Form.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal (each a “Disposal”) which is on arm’s length terms:

(a)	of trading stock or cash made by any Group Member in the ordinary course of trading of the disposing entity (including any matter permitted under paragraph (b) of Clause 22.14 (Loans out));

(b)	of any asset by a Group Member (the “Disposing Company”) to another Group Member (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

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(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of assets in exchange for other assets comparable or superior as to type, value and quality in the ordinary course of business;

(d)	of Non-Core Group Assets;

(e)	arising as a result of any Permitted Security;

(f)	made pursuant to a Permitted Reorganisation;

(g)	of assets for cash on an arm’s length basis in the ordinary course of trading (excluding any Disposal under any other paragraph of this definition of “Permitted Disposal” but including, without limitation, of obsolete, surplus or redundant vehicles, plant and equipment, provided that a disposal under this paragraph (g) shall not include a disposal of any Non-Core Group Assets (which shall instead be governed by paragraph (d)of this definition) or of any Core Group Assets (which shall instead be subject to the prior written consent of the Majority Lenders)), or

(h)	made with the prior written consent of the Majority Lenders,

provided that no Disposal of any Group Member’s land use right(s) or office building in the PRC which are the subject of a Property Mortgage shall be a “Permitted Disposal” (save under paragraph (h) above) and provided that the Borrower shall prior to any Disposal (or series of related Disposals) of a market value of US$200,000 or above, provide ten (10) Business Days advance notice to the Facility Agent of such Disposal.

“Permitted Onshore Facilities” means:

(a)	the Existing Onshore Facilities;

(b)	any Financial Indebtedness incurred by an Operating Company after the Signing Date, provided that (i) the Borrower provides evidence reasonably satisfactory to the Facility Agent that at the time such additional Financial Indebtedness is incurred Holdco would meet the requirements set forth under Clause 21.1 (Financial Condition), determined on a pro forma basis as if such additional Financial Indebtedness had been incurred in full on the first day and had been outstanding for the whole of such twelve month period (with respect to paragraph (c) of Clause 21.1(Financial Condition)) or the last day (with respect to paragraphs (a) and (b) of Clause 21.1(Financial Condition)) in each case of the twelve months ending on the last 30 June or 31 December (whichever is most recent), (ii) such additional Financial Indebtedness shall be unsecured unless it will be used towards financing any Capital Expenditure (as defined under Clause 21(Financial Covenants)), provided that any such Security is limited to any new assets or property which is the subject of such Capital Expenditure, and (iii) such additional Financial Indebtedness would not reasonably be expected to have a Material Adverse Effect (each such Financial Indebtedness, a “New Onshore Facility”);

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(c)	any refinancing of any Existing Onshore Facility provided that:

(i)	the borrower and/or obligors under such refinancing are the same borrower and/or obligors under the Existing Onshore Facility being refinanced;

(ii)	the principal amount of such refinancing is not greater than the principal amount of the relevant Existing Onshore Facility being refinanced that was outstanding immediately prior to such refinancing;

(iii)	with respect to any Existing Onshore Facility that is secured, any Security in respect of the refinancing cannot be more favourable (in scope or terms) to the lender than the Security in respect of that Existing Onshore Facility; and

(iv)	with respect to any Existing Onshore Facility that is unsecured, the refinancing is unsecured.

“Permitted Reorganisation” means a solvent reorganization or restructuring of any Group Member:

(a)	consummated with the prior written consent of all the Lenders and in accordance with such consent; or

(b)	consisting of the introduction of a new company or companies (each a “Newco”) into the Group, provided that:

(i)	each such Newco is wholly-owned (directly or indirectly) by Holdco;

(ii)	any Newco incorporated in a jurisdiction outside the PRC shall (i) comply with the provisions of paragraph (a)(iv)of Clause 26.2(Additional Guarantors and Security), and (ii) meet the requirements set forth in Clause 22.10 (Holding Companies); and

(iii)	the Equity Interest of any Newco incorporated in the PRC which is itself a direct wholly-owned Subsidiary of a Group Member established or incorporated in a jurisdiction outside the PRC shall be pledged in favour of the Security Agent in accordance with paragraph (a)(ii)of Clause 26.2(Additional Guarantors and Security).

provided that, if so requested by the Facility Agent (acting reasonably), the Borrower has provided the Facility Agent with legal opinions in respect of such reorganization or restructuring in form and substance satisfactory to it (acting reasonably)), and subject at all times to each requirement prescribed under Clause 26(Changes to the Obligors).

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“Permitted Security” means:

(a)	Security or Quasi-Security (as defined in paragraph (b) of Clause 22.9 (Negative pledge)) for Taxes or assessments or other applicable governmental charges or levies;

(b)	Security or Quasi-Security created or arising by operation of law or created in the ordinary course of trade, including, but not limited to, landlords’ liens and statutory liens of carriers, warehousemen, mechanics, materialmen, vendors and other liens securing amounts which are not more than sixty (60) days overdue or which are being contested in good faith;

(c)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(d)	Security or Quasi-Security incurred on deposits made in the ordinary course of trade in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts or undertakings, performance and return of money bonds, and similar obligations;

(e)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction permitted by Clause 22.30(Treasury transactions);

(f)	rights of set-off of a financial institution with respect to deposits or other accounts of a Group Member held by such financial institution in an amount not to exceed the aggregate amount owed to such financial institution by that Group Member or any other Group Member, as the case may be;

(g)	Security or Quasi-Security on documents and the goods they represent in connection with letters of credit, trade finance and similar transactions entered into in the ordinary course of trade;

(h)	leases, subleases, licences and sublicences granted to third parties in the ordinary course of trade;

(i)	any Security or Quasi-Security over rental deposits arising in the ordinary course of business in respect of any property leased or licensed to any Operating Company;

(j)	attachment, judgment and other similar Security or Quasi-Security arising in connection with court proceedings which are effectively stayed while the underlying claims are being contested in good faith by appropriate proceedings;

(k)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Signing Date if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

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(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(l)	without prejudice to Clause 22.33(Investment), any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(m)	any Security or Quasi-Security to secure any Permitted Onshore Facility to the extent so permitted hereunder;

(n)	Security or Quasi-Security securing the RMB Facility;

(o)	Security or Quasi-Security securing the NBWD Loan; or

(p)	any Security or Quasi-Security granted or permitted to subsist with the prior written consent of the Majority Lenders.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Special Administrative Region of Macau, and Taiwan.

“Property” means “[Chinese language characters excluded]” [Project Real Property] as such term is defined in the RMB Finance Documents.

“Property Mortgage” means “[Chinese language characters excluded]” [Project Real Property Mortgages] as such term is defined in the RMB Finance Documents.

“Quotation Day” means, in relation to any Interest Period in respect of the Loan or any Unpaid Sum, two (2) Business Days before the first day of that Interest Period.

“Reference Banks” means the principal London branch of Standard Chartered Bank plc and HSBC Bank plc and/or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Repeating Representations” means each of the representations set out in Clauses 19.2 (Status) to 19.6 (Validity and admissibility in evidence), paragraph (a) of Clause 19.10 (No default), paragraph (d) of Clause 19.11 (No misleading information), paragraph (c) or, following delivery of the Group’s financial statements pursuant to Clause 20.1 (Financial statements) after the Acquisition Effective Time, (e) of Clause 19.12 (Original Financial Statements) to Clause 19.23 (Intellectual Property), Clause 19.25 (Insurance).

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“Reports” means:

(a)	the financial due diligence report dated 14 June 2012, prepared by Deloitte & Touche Financial Advisory Services Limited;

(b)	PRC legal DD report dated 1 June 2012, prepared by Haiwen;

(c)	Offshore legal DD report dated June 2012, prepared by Skadden, Arps, Slate, Meagher & Flom LLP and affiliates; and

(d)	Food quality DD report executed between 27 April 2012 and 25 May 2012, prepared by SGS.

“Required Interest Reserve Balance” means, in relation to the second Interest Payment Date and each Interest Payment Date thereafter, from the date falling no less than six (6) Months prior to that Interest Payment Date, an amount equal to the interest payment payable in respect of the Facility by the Borrower on that Interest Payment Date.

“Requisite Regulatory Approvals” means any Authorisations from any Governmental Agency that are required to be obtained by any party to the Acquisition Agreement in order to consummate the Acquisition.

“RMB” means the lawful currency of the PRC.

“RMB Borrower” means Heilongjiang Feihe Dairy Co., Ltd. [Chinese language characters excluded], registered office: Qingxiang Street, Kedong Village, Kedong County, Qiqihaer, Heilongjiang, China, a company incorporated under the laws of the PRC.

“RMB Facility” means the up to RMB70,000,000 made or to be made by the RMB Lender to the RMB Borrower pursuant to the terms and conditions of the RMB Finance Documents.

“RMB Facility Agreement” means the facility agreement [Chinese language characters excluded] dated on or about the Signing Date between the RMB Lender and the RMB Borrower in the Agreed Form.

“RMB Finance Documents” means “[Chinese language characters excluded]” (Finance Documents) as the term is defined in the RMB Facility Agreement, including without limitation the “[Chinese language characters excluded]” (Transaction Documents) as defined in the RMB Facility Agreement..

“RMB Lender” means Wing Lung Bank Limited, Shanghai Branch.

“RMB Security Provider” means each of the Group Members incorporated in PRC that has provided, or will provide, any security in favour of the RMB Lender in respect of the RMB Facility.

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“Screen Rate” means the British Bankers’ Association Interest Settlement Rate of US Dollars for the relevant period as displayed on the Thomson Reuters Screen “LIBOR01” Page, provided that if the relevant page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Lenders and the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means:

(a)	the HK Law Debenture;

(b)	the Cayman Share Charges;

(c)	the NY Share Pledge;

(d)	each WFOE Equity Pledge;

(e)	any other document evidencing or creating security over any asset to secure any obligation of any Obligor to the Finance Parties under the Finance Documents; or

(f)	any other document designated as such by both the Facility Agent and the Borrower in writing.

“Shanxi WFOE” means Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited [Chinese language characters excluded], registered office: 16 Guanghan Street, Licheng County, Shangxi Province, China, a company incorporated under the laws of the PRC.

“Signing Date” means the date of this Agreement.

“Sponsors” means MSPEA and the Management Sponsors, who together beneficially own 100% of the Equity Interest of the Holdco (in the case of Mr Leng, indirectly through GGH) and “Sponsor” means each or any of them as the context may require and GGH.

“Subordinated Indebtedness” means Financial Indebtedness of any Obligor (including without limitation, after execution of the NBWD Subordination Agreement, each NBWD Loan) which is subordinated to Financial Indebtedness under the Finance Documents on terms which:

(a)	prohibit the payment or repayment of any such subordinated Financial Indebtedness without the prior written consent of the Lenders; and

(b)	are otherwise satisfactory to the Lenders.

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“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means Feihe International, Inc., a Utah corporation whose registered address is at 1108 E South Union Ave., Midvale, UT 84047.

“Target Accession Documents” means:

(a)	the Accession Deed to be entered into by FC Delaware on the Utilisation Date; and

(b)	such other documents required to be delivered on the Utilisation Date pursuant to the terms of any Finance Document.

“Target Shares” means 100% of the entire Equity Interest of the Target.

“Target Group” means the Target and each of its Subsidiaries in each case for the time being and “Target Group Member” means any of those persons.

“Target US Accounts” means the accounts opened and maintained by the Target with Hongkong Shanghai Banking Corporation in the United States of America as at the Signing Date.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling sixty (60) Months from the Utilisation Date.

“Total Commitments” means the aggregate of the Commitments (being US$50,000,000 at the date of this Agreement), as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Transaction Costs” means all fees (including legal and professional advisory fees), costs and expenses and taxes incurred by the Group and/or the Target Group in connection with the Acquisition and the Transaction Documents, including, but not limited to:

(a)	the negotiation, preparation, execution, notarisation and registration of the Transaction Documents as evidenced by the Funds Flow Memo; and

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(b)	all litigation costs, together with any compensation paid to dissenting shareholders of the Target (but excluding any amount already included in the definition of the Acquisition Consideration), as evidenced by documentation reasonably satisfactory to the Facility Agent;

(c)	otherwise in connection with the Acquisition, as evidenced or estimated by the Funds Flow Memo or documentation reasonably satisfactory to the Facility Agent,

in each case other than the Acquisition Consideration and any repayment or payment of amounts outstanding under the MSPEA Loan.

“Transaction Documents” means the Finance Documents, the Acquisition Documents, the Equity Documents and any other document designated as such by the Facility Agent and the Borrower.

“Transaction Security” means any Security granted under the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or otherwise in an Agreed Form.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Dollars” or “US$” means the lawful currency of United State of America;

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Requests).

“WFOEs” means each of:

(a)	the Heilongjiang WFOE, the Gannan WFOE, the Shanxi WFOE and the Langfang WFOE; and

(b)	any other PRC wholly foreign owned enterprises directly or indirectly held by Target, or after the Acquisition Effective Time, Holdco from time to time.

“WFOEs Equity Pledge” means each of:

(a)	the first priority pledge executed or to be executed by FC Delaware as pledgor and the Heilongjiang WFOE as the pledged company in respect of the entire equity interest in the Heilongjiang WFOE;

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(b)	each first priority pledge executed or to be executed by the Target as pledgor and each of the Gannan WFOE, the Shanxi WFOE and the Langfang WFOE as the pledged company (respectively), in each case in respect of the entire equity interest in that WFOE; and

(c)	any new equity pledges executed pursuant to under paragraph (a)(ii) of Clause 26.2 (Additional Guarantors and Security),

in each case in favour of the Security Agent in the Agreed Form.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Facility Agent”, the “Security Agent”, any “Arranger”, any “Finance Party”, any “Lender”, the “Borrower”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (with respect to any Transaction Document, only to the extent permitted by the terms of the Finance Documents);

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a Lender’s “participation” in the Loan or an Unpaid Sum includes an amount (in the currency of the Loan or such Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of the Loan or such Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

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(ix)	a time of day is a reference to Hong Kong time; and

(x)	“it” and “its” shall include “he”, “she”, “him”, “her”, “his” or “hers”, as the context requires.

(b)	section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Facility Agents’ spot rate of exchange for the purchase of the specified currency with that other currency at or about 11:00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

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SECTION 2

THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders shall make available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	Purpose

3.1	Purpose

The proceeds of the Facility shall be applied:

(a)	towards the Borrower’s payment of the Acquisition Consideration (such amount to be paid directly (i) to the Paying Agent, or (ii) (in the case of any part of the Acquisition Consideration payable in respect of the Dissenting Shares (as defined in the Acquisition Agreement)), to the Collection Account of Holdco or the Borrower);

(b)	towards payment of the Transaction Costs; and

(c)	towards payment of any fees described in Clause 12 (Fees),

in each case in accordance with the Funds Flow Memo.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

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4.	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Facility Agent has received in a form and substance reasonably satisfactory to it all of the documents and other evidence listed in and appearing to comply with the requirements of Part I of Schedule 1 (Conditions Precedent).The Facility Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

(a)	Subject to Clause 4.1(Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request (in respect of paragraph (i) below) and on the proposed Utilisation Date (in respect of paragraphs (i) and (ii) below):

(i)	(A)	no Major Default is continuing or would result from the proposed Loan;

(B)	all the Major Representations are true, provided the representation and warranty (1) in paragraph (c)of Clause 19.4 (Non-conflict with other obligations) shall be true unless the relevant facts or circumstances would reasonably be expected to have a Material Adverse Effect, and (2) in Clause 19.15 (No proceedings pending or threatened) shall be true unless the relevant facts or circumstances would be expected to prevent or substantially delay the completion of the Acquisition; and

(C)	since the date of the Acquisition Agreement, no Closing MAE has occurred and not been cured or is then occurring.

(ii)	the Facility Agent has (or in the case of paragraph (C) below, the Original Lenders have) received in a form and substance reasonably satisfactory to it:

(A)	(x) the relevant bank receipts evidencing the irrevocable wire transfers of the MSPEA Equity Contribution and of the Mr. Leng Equity Contribution, in each case to the Paying Agent (as such term is defined in the Acquisition Agreement), and (y) copies of the Equity Documents duly executed by the parties thereto certified by a director or an authorised signatory of the Borrower as a true copy of the original; and

(B)	a letter in the Agreed Form and signed by an authorized signatory of the Borrower confirming that: (x) all the conditions precedent to the Acquisition have been satisfied or waived in accordance with the terms of the Acquisition Agreement other than payment of the Acquisition Consideration and those conditions precedent that by their nature are to be satisfied on the Acquisition Closing Date; (y) the Acquisition Agreement remains in full force and effect and has not been terminated in accordance with its terms by any party to it; and

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(C)	evidence that each of the Target and the Target Group Members has used its respective reasonable best efforts to cause the taking of corporate actions by each of the Target and the other Target Group Members reasonably necessary to register each Property Mortgage as soon as reasonably practicable after the Signing Date as required under Section 6.07(c) of the Acquisition Agreement (it being understood that the registration of any of the Property Mortgages shall not be a condition to the obligation of the Lenders to comply with Clause 5.4 (Lenders’ participation) so long as Target and the other Target Group Members have used their respective reasonable best efforts to register such Property Mortgage as required under Section 6.07(c) of the Acquisition Agreement as of the proposed Utilisation Date).

(b)	During the Availability Period (save in circumstances where, pursuant to paragraph (a)

above, no Lender is obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 7.1 (Illegality) and unless any of the circumstances or events described in Clause 8 (Mandatory Prepayment) has arisen or occurred), no Lender shall be entitled to:

(i)	cancel any of its Commitments;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent that to do so would prevent or limit the making of the Utilisation;

(iii)	refuse to make the Utilisation (in whole or in part);

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent that to do so would prevent or limit the making of the Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent that to do so would prevent or limit the making of the Utilisation, provided that immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Availability Period.

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4.3	Conditions subsequent – funds release

The Borrower shall ensure that the Acquisition Effective Time shall occur on the Utilisation Date (Utah Time) and the following documents, each certified by it in a manner reasonably satisfactory to the Facility Agent, are delivered to the Facility Agent within three (3) Business Day following the Utilisation Date:

(a)	a copy of the stamped Articles of Merger;

(b)	evidence that the new directors of each Corporate Obligor have been appointed according to the Acquisition Agreement; and

(c)	a copy of the resolution in the Agreed Form of the new directors of each Corporate Obligor referred to in paragraph (b) above, approving, authorising and/or ratifying all actions taken on behalf of the relevant Corporate Obligor in accordance with, and with respect to the transactions contemplated by, the Finance Documents.

Upon receiving such documents and provided that each of the Finance Documents will be dated and in full force and effect as of the Loan Release Time, the Facility Agent shall promptly issue the Funds Release Instruction to the Paying Agent for it to apply the Loan proceeds in accordance with the Acquisition Agreement.

4.4	Condition subsequent – others

The Borrower shall ensure that (and shall deliver evidence reasonably satisfactory to the Original Lenders that):

(a)	(i) within forty-five (45) days following the Utilisation Date, each Property Mortgage shall have been duly registered with the appropriate mortgage registry in the PRC and the RMB Facility shall have been utilised by the RMB Borrower in an aggregate amount of not less than RMB5,000,000, and (ii) within the RMB Facility’s “availability period” [Chinese language characters excluded] (as such term is defined in the RMB Finance Documents), the RMB Facility shall have been utilised by the RMB Borrower in an aggregate amount of not less than RMB15,000,000;

(b)	within three (3) Months following the Utilisation Date, each WFOE Equity Pledge (related to paragraph (a) and (b) of the definition thereof) shall have been duly approved by the Ministry of Commerce or its competent local branch and registered at the State Administration of Industry and Commerce or its competent local branch, provided that if approval and registration cannot be completed within such 3-month period due to PRC law or regulations in effect (as confirmed by a PRC legal opinion reasonably satisfactory to the Security Agent) and the directors of the Group and the Target Group shall continue to take all commercially reasonable steps (and provide evidence of the same reasonably acceptable to the Security Agent) to complete such approval and registration as soon as practicable subject to PRC laws and regulations, then the failure to complete such approval and registration within the 3-month period above shall not be an Event of Default;

(c)	within two (2) Months following the Utilisation Date, (i) each Target US Account shall have been closed, and (ii) all funds standing to the credit of each Target US Account at the time of its closure shall have been transferred to the Collection Account of a Corporate Obligor or such other account(s) as the Facility Agent may reasonably agree with the Borrower in writing, provided that from and including the Loan Release Time to and including the date on which that Target US Account is closed:

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(A)    no funds shall be deposited or otherwise transferred into any Target US Account;

(B)     funds standing to the credit of the Target US Accounts may only be withdrawn (x) in relation to the payment of any Approved Payroll and (y) in relation to the payment of US listing fees, US taxes, administrative and legal fees and expenses in the US and any other fees and expenses agreed in writing by the Facility Agent, provided that the aggregate amount of such payments shall not exceed US$250,000; and

(C)     the Borrower shall provide (or procure the Target to provide) the Facility Agent with monthly statements of the Target US Accounts within fifteen (15) days following the end of each month.

(d)	the Target Shares are (i) within one hundred (100) days after the Acquisition Effective Time, delisted from the Main Board of the New York Stock Exchange, and (ii) within sixty (60) days after the Acquisition Effective Time, deregistered under the Securities Exchange Act of 1934, as amended.

4.5	Maximum number of Loans

Only one Loan can be borrowed under the Facility.

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SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 5:00 p.m. two (2) Business Days before the proposed Utilisation Date, or such later time as the Original Lenders may agree.

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10(Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Total Commitments and which is in integral multiples of US$1,000,000 (or such other amount that the Lender may otherwise agree).

5.4	Lenders’ participation

(a)	If the conditions set out in Clause 4.1(Initial conditions precedent ), 4.2 (Further conditions precedent ) and 5.1 (Delivery of a Utilisation Request ), 5.2 (Completion of a Utilisation Request ) 5.3 (Currency and amount ) above have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

(c)	The Facility Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the loan not later than 11:00 a.m. one (1) Business Day prior to the proposed Utilisation Date.

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5.5	Cancellation of Commitment

The Commitment of each Lender shall be immediately cancelled at close of business in Hong Kong on the last day of the Availability Period.

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of Loans

(a)	Subject to Clause 7(Illegality, Voluntary Prepayment and Cancellation ), the Borrower shall repay the Facility on each date specified below (each a “Repayment Date”, by the amount as set out in the table below.

Repayment Date	Repayment Instalments
The date falling twelve (12) Months after the Utilisation Date	Five per cent. (5%) of the amount of the Loan immediately following the Utilisation
The date falling eighteen (18) Months after the Utilisation Date	Five per cent. (5%) of the amount of the Loan immediately following the Utilisation
The date falling twenty-four (24) Months after the Utilisation Date	Five per cent. (5%) of the amount of the Loan immediately following the Utilisation
The date falling thirty (30) Months after the Utilisation Date	Ten per cent. (10%) of the amount of the Loan immediately following the Utilisation
The date falling thirty-six (36) Months after the Utilisation Date	Ten per cent. (10%) of the amount of the Loan immediately following the Utilisation
The date falling forty-two (42) Months after the Utilisation Date	Ten per cent. (10%) of the amount of the Loan immediately following the Utilisation
The date falling forty-eight (48) Months after the Utilisation Date	Ten per cent. (10%) of the amount of the Loan immediately following the Utilisation
The date falling fifty-four (54) Months after the Utilisation Date	Fifteen per cent. (15%) of the amount of the Loan immediately following the Utilisation
The Termination Date	The outstanding amount of the Loan at such time

(b)	All payments made under this Clause 6.1 shall be made together with accrued interest and all other amounts accrued or outstanding under this Agreement.

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6.2	The Borrower shall not reborrow any part of the Facility which is repaid.

7.	Illegality, Voluntary Prepayment and Cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of Loan

(a)	The Borrower may, if it gives the Facility Agent not less than ten (10) Business Days’ prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$5,000,000 and multiple of US$1,000,000).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Total Commitments are zero).

(c)	Any prepayment under this Clause 7.2 shall satisfy the obligations under Clause 6 (Repayment ) in inverse order of maturity.

7.3	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 13.2 (Tax gross-up );

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity ) or Clause 14.1 (Increased costs); or

(iii)	a Market Disruption Event has occurred and is continuing,

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, or such Market Disruption Event continues, give the Facility Agent notice of cancellation of the Commitment of that Lender (or in the case of a Market Disruption Event, any Lender) and its intention to procure the prepayment of that Lender’s participation in the Loan.

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(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of the Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in the Loan.

7.4	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(c)	Any amount prepaid in respect of the Facility shall not be redrawn.

(d)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(e)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	Mandatory Prepayment

8.1	Change of Control

Upon the occurrence of a Change of Control, the Facility will be cancelled and the entire Loan, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	IPO

Upon the occurrence of an IPO, the Borrowers shall prepay the Loan in an amount equal to 50% of the Net Cash Proceeds of the IPO or, if the market capitalization of the Group Member the subject of such IPO is less than US$180,000,000, the Facility will be cancelled and the entire Loan, together with accrued interest and all other amounts accrued under the Finance Documents outstanding at the time, shall be fully repaid and in each case such prepayment shall be made as soon as practicable (and in any event no later than three (3) Business Days) after receipt of the Net Cash Proceeds of the IPO.

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8.3	Convertible Securities Issuance

In the event that any Group Member on or at any time after the Acquisition Effective Time, issues any convertible securities that can be exchanged into Equity Interests of any Group Member, the Borrower shall prepay the Loan in an amount equal to 50% of the Net Cash Proceeds received from the issuance of such convertible securities, promptly upon (and in any event no later than three (3) Business Days following) receipt of such proceeds.

8.4	MSPEA Exit

(a)	In the event that MSPEA or any of its Affiliates transfers any Equity Interest it owns in the Holdco to an entity other than its Affiliates, the Facility Agent (acting on the instructions of all the Lenders) may, by no less than three (3) Business Days’ prior written notice require the Borrower to repay the Loan in an amount equal to A × B ÷ C where:

A= amount of the MSPEA Equity Contribution attributable to the number of shares in HoldCo transferred by MSPEA;

B= total outstanding principal amount of the Loan immediately prior to such transfer; and

C= total remaining amount of the MSPEA Equity Contribution attributable to the number of shares in the Holdco owned by MSPEA immediately prior to the transfer.

For the purpose of this Clause 8.4, the amount of the MSPEA Equity Contribution attributable to each share in Holdco owned or transferred by MSPEA shall be an amount equal to the total amount of the MSPEA Equity Contribution divided by the number of shares in Holdco issued to MSPEA in exchange for the MSPEA Equity Contribution ( as appropriately adjusted for any subdivision or consolidation of the shares in Holdco owned by MSPEA after the date of the making of the MSPEA Equity Contribution ) .

(b)	Prior to an IPO, upon the aggregate beneficial ownership of MSPEA and its Affiliates (whether direct or indirect) in the Holdco falling below 50% of such ownership on an as-converted basis immediately after the Acquisition Effective Time (as a result of a disposal or any other reason), the Facility Agent (acting on the instructions of all the Lenders) may, by no less than three (3) Business Days’ prior written notice to the Borrower, cancel the Facility whereupon the Facility shall immediately be cancelled and the entire Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents will be immediately due and payable.

8.5	Disposal

Following the sale or other disposition of any assets by any Group Members (other than the disposals prescribed under paragraph (a), (b), (c), (e), (f) and (h) of the definition of the “Permitted Disposal”), the Borrower shall:

(a)	in the case of a disposal prescribed under paragraph (g) of the definition of “Permitted Disposal” prepay the Loan in an amount equal to the Net Cash Proceeds in excess of US$300,000 in aggregate in any financial year of the Group received by such Group Member in consideration for such sale or such disposition (net of all withholding tax (the “Up-streaming Tax”) required to be paid in respect of any dividend or other distribution required to be made in order to distribute the relevant Net Cash Proceeds to the Borrower to finance the prepayment required to be made under this Clause 8.5 (for the avoidance of doubts, without double counting any of the taxes already deducted when calculating the Net Cash Proceeds)) to the extent that such proceeds have not been applied in the purchase of other assets for use in the ordinary course of business of the Group within twelve (12) Months following receipt of such proceeds, upon the expiry of such twelve (12) Month period; and

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(b)	in the case of a disposal prescribed under paragraph (d) of the definition of “Permitted Disposals”:

(i)	within the Specified Time (as defined below) prepay the Loan in an amount equal to fifty per cent (50%) of the Net Cash Proceeds received by such Group Member in consideration for such sale or such disposition (net of all Up-streaming Tax) provided no such prepayment shall be required if the relevant disposal was not of any asset subject to Transaction Security or Security in favour of the RMB Lender securing the RMB Facility (or in each case of Equity Interests in any Subsidiary owning any such asset), and “Specified Time” shall mean (A) in respect of any Net Cash Proceeds received outside the PRC, immediately (and in any event no later than three (3) Business Days) following receipt thereof, (B) otherwise, as soon as possible, but in any event no later than the next immediate Interest Payment Date (or, if earlier, such other date on which a prepayment under this Clause 8.5 can be made without break costs pursuant to paragraph (a)(i) of Clause 11.4 (Break Costs)) following the date of such receipt; and

(ii)	prepay the Loan in an amount equal to the remaining proceeds (net of all Up-streaming Tax) (including any amount not required to be prepaid pursuant to the proviso in paragraph (i) above) within twelve (12) Months following receipt of such proceeds unless and to the extent that the remaining proceeds have been applied in the purchase of Core Group Assets provided that (A) such proceeds may only be applied in the purchase of Core Group Assets, and (B) no later than the date falling six (6) Months after receipt of such proceeds, the Borrower delivers to the Facility Agent a written commitment in reasonable detail from the Borrower with respect to how the Group intends to utilise such proceeds in the purchase of such assets, and provided further that the Borrower shall immediately prepay the Loan in an amount equal to the extent any of the conditions in (A) and/or (B) specified in the immediately foregoing proviso are not satisfied with respect to such proceeds.

provided that in each case the Net Cash Proceeds referred to in this paragraph (b) of the disposal of any asset subject to the Transaction Security or Security in favour of the RMB Lender securing the RMB Facility (or in each case of Equity Interests in any Subsidiary owning any such asset) (net of all Up-streaming Tax), pending application in accordance with the terms set out in this clause (which shall include the payment of dividends or other distributions in order to upstream the relevant proceeds to the Borrower to enable it to make any prepayment required by this Clause 8.5) or application in the purchase of Core Group Assets, are immediately (and in any event no later than ten (10) Business Days from the date of receipt thereof) deposited in (and an amount equal thereto is pending such application retained in) a Collection Account or (in the case of funds located in the PRC) in the PRC Escrow Account, failing which a prepayment of the Loan shall be required to the extent of such non-compliance.

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For the purpose of this Clause 8.5, “PRC Escrow Account” means a deposit or bank account:

(a)	with Wing Lung Bank, Shanghai Branch; or

(b)	designated by the Facility Agent (acting on the instructions of the Original Lenders) in writing,

and, in each case, in respect of which the holder of such account has executed and delivered documentation in respect of, and restricting withdrawals from, such account in form and substance reasonably satisfactory to the Facility Agent (acting on the instructions of the Original Lenders).

8.6	Misapplication

The Borrower shall ensure that funds standing to the credit of the Interest Reserve Account, each Collection Account and each Target US Account from time to time shall be applied in accordance with the Finance Documents, failing which a prepayment of the whole of the Loan shall be immediately required.

8.7	Excess Cash Sweep

(a)	The Borrower shall prepay the Loan in an amount equal to the percentage of Excess Cash Flow specified below for each financial year (commencing with the financial year ending 31 December 2013) to the extent that such Excess Cash Flow for such financial year exceeds US$2,000,000, by reference to the ratio set out below of total Consolidated Net Borrowings (as defined under Clause 21(Financial Covenants)) of the Group as at the end of that financial year to Consolidated EBITDA (as defined under Clause 21 (Financial Covenants)) for that financial year:

Total Consolidated Net Borrowings of the Group to Consolidated EBITDA Ratio	Percentage of Excess Cash Flow in Excess of US$2,000,000
Greater than or equal to 3.4:1.0	90%
Less than 3.4:1.0 but greater than or equal to 3.2:1.0	75%
Less than 3.2:1.0 but greater than or equal to 3.0:1	50%
Less than 3.0:1.0 but greater than or equal to 2.8:1.0	25%
Less than 2.8:1.0	0%

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For the purpose of this Clause 8.7, “Excess Cashflow” shall mean the Group’s Consolidated EBITDA for a financial year after:

(i)	adding the amount of any decrease (and deducting the amount of any increase) in Consolidated Working Capital for that financial year;

(ii)	adding the amount of any increase in advances from customers (and deducting the amount of any decrease) for that financial year;

(iii)	adding the amount of any decrease in advances to suppliers (and deducting the amount of any increase) for that financial year;

(iv)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that financial year in respect of any Exceptional Items not already taken account of in calculating Consolidated EBITDA for such financial year;

(v)	adding the amount of any cash receipts during that financial year in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that financial year by any member of the Group;

(vi)	adding (to the extent not already taken into account in determining Consolidated EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that financial year from any entity which is itself not a member of the Group;

(vii)	deducting the amount required to replenish Minimum Cash;

(viii)	deducting the amount of any Capital Expenditure actually made during that financial year by members of the Group (on a consolidated basis);

(ix)	deducting the repayment or payment of amounts outstanding under the MSPEA Loan pursuant to Clause 22.17 (ii) and the payment of the Transactions Costs pursuant to 22.17 (iii)(A);

(x)	deducting Debt Service for that financial year;

(xi)	deducting the aggregate amount of any voluntary prepayments of the Facility made under this Agreement and any voluntary or mandatory prepayments of any of the Borrowings owed by Operating Companies in PRC during that financial year; and

(xii)	deducting any mandatory prepayment of the Facility made out of the relevant proceeds pursuant to Clause 8.4 (MSPEA Exit) or any dividend or distribution made to the Sponsors with prior written consent of the Facility Agent (acting on behalf of the Majority Lenders) in that financial year,

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and so that no amount shall be added (or deducted) more than once.

(b)	The prepayment in paragraph (a) above shall be made within forty-five (45) Business Days following the date the financial statements for the relevant financial year are delivered by Holdco (or the latest date such financial statements should have been delivered in accordance with the terms of this Agreement).

8.8	Application of mandatory prepayments

(a)	A prepayment made under Clause 8(Mandatory Prepayment) shall be applied towards satisfaction of the Borrower’s obligations under Clause 6 (Repayment) in inverse chronological order.

(b)	The Borrower shall promptly notify the Facility Agent of receipt of any proceeds referred to in this Clause 8 and shall give not less than three (3) Business Days’ prior notice to the Facility Agent of any prepayment to be made under this Clause 8 (except where such prepayment becomes due in accordance with Clause 8.7 (Excess Cash Sweep)).

(c)	The Facility Agent’s failure to notify the Borrower of any required prepayment under this Clause 8 as of a particular date will not release the Borrower from its obligation to make such prepayment.

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SECTION 5

COSTS OF UTILISATION

9.	Interest

9.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

9.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraphs (b) and (c) below, two (2) per cent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two (2) per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

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10.	Interest Periods

(a)	Each Interest Period for the Loan shall be six (6) Months, provided that an Interest Period for the Loan shall not extend beyond a Repayment Date or the Termination Date.

(b)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.	Changes to the calculation of interest

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 11.3 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s participation in the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the percentage rate per annum notified to the Facility Agent by that Lender, as soon as practicable and in any event not later than five (5) Business Days before interest is due to be paid in respect of that Interest Period (or such later date as may be acceptable to the Facility Agent and the Borrower), as the cost to that Lender of funding its participation in the Loan from whatever source(s) it may reasonably select.

(b)	In relation to a Market Disruption Event under paragraph (c)(ii) below, if the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above shall be less than LIBOR or if a Lender shall fail to notify the Facility Agent of any such percentage rate per annum, the cost to that Lender of funding its participation in the Loan for the relevant Interest Period shall be deemed, for the purposes of paragraph (a)

above, to be LIBOR.

(c)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

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(ii)	at 5:00 p.m. on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Facility Agent holds one or more Market Disruption Notifications in respect of that Interest Period from a Lender or Lenders the sum of whose participations in the Loan exceeds thirty-five per cent. (35%) of that Loan.

(d)	If a Market Disruption Event shall occur, the Facility Agent shall promptly notify the Lenders and the Borrower thereof.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty days period, the rate of interest shall continue to be determined in accordance with paragraphs (a) of Clause 11.2.

11.4	Break Costs

(a)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid but otherwise without premium or penalty, provided that:

(i)	any prepayment made under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) on a date other than an Interest Payment Date or the date falling three (3) Months from an Interest Payment Date shall be made together with Break Costs; and

(ii)	no Break Costs shall be payable in respect of any prepayment made under Clause 8 (Mandatory Prepayment).

(b)	Subject to paragraph (a) above, the Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period or the date falling three (3) Months from an Interest Payment Date for that Loan or Unpaid Sum.

(c)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent or the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

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12.	Fees

12.1	Commitment fee

The Borrower shall pay to the Original Lenders a commitment fee in the amount and at the time agreed in the Offshore Fee Letter.

12.2	Up-front fee

The Borrower shall pay to the Mandated Lead Arrangers an up-front fee in the amount and at the time agreed in the Offshore Fee Letter.

12.3	Agency Fee

The Borrower shall pay to the Facility Agent and the Security Agent for their own accounts an agency fee in the amount and at the time agreed in the Offshore Fee Letter.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	Tax gross-up and indemnities

13.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required by any applicable law to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

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13.3	Tax indemnity

(a)	Without prejudice to Clause 13.2(Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within five (5) days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on any Lender where such Tax is:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or, if different, the jurisdiction (or jurisdictions) in which such Finance Party is treated as a resident for tax purposes; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

(c)	A Finance Party intending to make a claim under paragraph (a)shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.

(d)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

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13.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

13.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

14.	Increased costs

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Finance Party’s (or its Affiliates’) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

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which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent or the Borrower, provide a certificate confirming the amount of its Increased Costs and a reasonable explanation of such costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	Other indemnities

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

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(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	the written information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under the Finance Documents (other than by reason of default or negligence by that Finance Party);

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party); or

(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agents

The Borrower shall promptly indemnify the Agents against any cost, loss or liability incurred by an Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

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15.4	Indemnity to the Agent

The Borrower shall promptly indemnify each Agent and every receiver and delegate against any cost, loss or liability incurred by any of them as a result of:

(a)	the taking, holding, protection or enforcement of any Security created under the Security Documents;

(b)	the exercise of any of the rights, powers, discretions and remedies vested in such Agent and each Receiver and Delegate by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

Each Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the proceeds realised from the enforcement of any Security created under the Security Documents in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Charged Assets and the proceeds of the enforcement of the Charged Assets for all monies payable to it.

16.	Mitigation by the Lender

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

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(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

17.	Costs and expenses

17.1	Transaction expenses

The Borrower shall within five (5) Business Days on demand pay each Finance Party:

(a)	the amount of all costs and expenses (including but not limited to agreed legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Documents executed after the date of this Agreement, and

(b)	if no utilisation has been made under the RMB Finance Documents on or before the expiry of the availability period of the RMB Facility, the amount of all costs and expenses reasonably incurred by each Finance Party (including its branch in PRC) in connection with its evaluation of the Target Group or the Target Group’s assets.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9

(Change of currency), the Borrower shall, within five (5) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including but not limited to legal fees) reasonably incurred by that Finance Party in responding to, evaluating, negotiating or complying with that request or requirement (including, without limitation, a processing fee of US$3,000 per request for the account of the Facility Agent).

17.3	Enforcement costs

The Borrower shall within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including but not limited to legal fees) incurred by that Finance Party in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceeding instituted against that Finance Party as a consequence of taking or holding the Transaction Security or enforcing these rights.

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SECTION 7

GUARANTEE

18.	Guarantee and indemnity

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance of the Guaranteed Obligations by each other Obligor;

(b)	undertakes with each Finance Party that whenever any Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	undertakes with each Finance Party that, if any amount which would otherwise be claimed by such Finance Party under paragraph(s) (a) and/or (b) above is for any reason not recoverable thereunder on the basis of a guarantee, each Guarantor shall as a principal debtor and primary obligor indemnify such Finance Party immediately on demand against any cost, loss or liability which such Finance Party may incur or suffer as a result of any Obligor not paying any amount when (if such amount were recoverable from such Obligor) it would have been due under or in connection with any Finance Document; and the amount payable by each Guarantor under this indemnity shall not exceed the amount it would have had to pay under paragraph(s) (a) and/or (b) above if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event):

(a)	any payment to a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided, reduced or required to be restored, or

(b)	any discharge, compromise or arrangement (whether in respect of the obligations of any Obligor or any security for any such obligation or otherwise) given or made wholly or partly on the basis of any payment, security or other matter which is avoided, reduced or required to be restored, then:

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(c)	the liability of each Obligor shall continue (or be deemed to continue) as if the payment, discharge, compromise or arrangement had not occurred; and

(d)	each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor, as if the payment, discharge, compromise or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any Group Member;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

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18.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.6.

.

18.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor may exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of or provider of security for the Borrower’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity) (except for any proceedings brought to preserve rights against such Obligor and which do not prejudice the right of any Finance Party under the Finance Documents or against any Obligor);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

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If any Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties, and shall promptly pay or transfer the same to the Finance Parties. For the avoidance of doubt, nothing in this Clause 18.7 shall restrict any Guarantor from exercising or enjoying the benefit of its right after (i) all Guaranteed Obligations have been unconditionally and irrevocably paid and discharged in full in accordance with the terms of the Finance Documents, and (ii) no Lender has any further obligation (whether actual or contingent) to make advances or provide other financial accommodation under this Agreement.

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	Representations

19.1	General

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party, provided that during the period from and including the Signing Date to and including the Loan Release Time only, all representations relating to the Target Group shall be made subject to the knowledge and belief of the Management Sponsors (having made due and careful enquiry) which for the avoidance of doubt shall not include any knowledge and belief of the Management Sponsors acquired after Acquisition Closing Date. The Borrower shall be deemed to make each of the representations and warranties set out in this Clause 19 in respect of itself and each of its Subsidiaries and each other Obligor shall be deemed to make each of the representations and warranties set out in this Clause 19 in respect of itself only (or in the case of the Holdco, itself and/or the Group, as applicable).

19.2	Status

(a)	Each of the Group Members and the Corporate Obligors is a corporation, duly incorporated or established and validly existing and in good standing (if applicable) under the law of its jurisdiction of incorporation or establishment.

(b)	Each of the Group Members and the Corporate Obligors has the power to own its assets and carry on its business as it is being conducted.

(c)	Mr. Leng is:

(i)	not a minor and is of legal age to enter into and be bound by the provisions of this Agreement; and

(ii)	of sound mind; and

(iii)	resident in PRC,

and no order has been made or receiver appointed in respect of him under the Mental Health Ordinance (Cap. 316 of the laws of Hong Kong) or the Civil Procedure Law of PRC [Chinese language characters excluded] nor has any step or procedure been taken in any other jurisdiction which would restrict his ability or legal capacity to enter into any Finance Document or would require the approval of a third party or an authority.

19.3	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

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19.4	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	(in the case of Mr. Leng, subject to paragraph (c) of the definition of “Legal Reservations”) any law or regulation applicable to it; where such conflict has or would reasonably be expected to have a Material Adverse Effect;

(b)	(in the case of each Corporate Obligor) its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument where such conflict, default or termination event has or would reasonably be expected to have a Material Adverse Effect.

19.5	Power and authority

(a)	Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents (in the case of Mr. Leng, subject to paragraph (c) of the definition of “Legal Reservations”).

(b)	No limit on any Obligor’s powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

19.6	Validity and admissibility in evidence

(a)	Subject to Legal Reservations, all Authorisations required or desirable:

(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Group Members have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or would reasonably be expected to have a Material Adverse Effect.

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19.7	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the governing law of the Finance Documents to which each Corporate Obligor is a party will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in relation to a Finance Document to which each Corporate Obligor is a party will be recognised and enforced in its jurisdiction of incorporation.

19.8	No filing or stamp taxes

Subject to Legal Reservations, under the laws of each Corporate Obligor’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment made under any Finance Document to which it is party.

19.10	No default

(a)	No Default is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Group Member or to which its (or any of its Subsidiaries’) assets are subject which in any case has or might reasonably be expected to have a Material Adverse Effect.

19.11	No misleading information

(a)	Any factual information contained in a Report was true and accurate in all material respects as at the date of the relevant Report or document containing the information or (as the case may be) as at the date at which the information is expressed to be given.

(b)	Any financial projection or forecast delivered in writing by the Obligors under this Agreement has been prepared on the basis of recent historical information and arrived at after careful consideration and all the key assumptions made in connection with such financial projection or forecast have been disclosed by the relevant Obligor to the Facility Agent.

(c)	To the best knowledge and belief of each Obligor (after due and careful enquiry), no event or circumstance has occurred or arisen and no information has been omitted from a Report and no information has been given or withheld that in any case results in the information, opinions, intentions, forecasts or projections contained in a Report being untrue or misleading in any material respect.

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(d)	All other written information provided by any Group Member (including its advisers) to any Finance Party in relation to the Facility and/or the Acquisition was true, complete and accurate in all material respects as at the date it was provided and was not misleading in any respect as at that date.

19.12	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with the Applicable GAAP consistently applied unless expressly disclosed prior to the Signing Date to the Lenders in writing to the contrary or disclosed prior to Signing Date in any Report.

(b)	The Original Financial Statements give a true and fair view of the Target’s consolidated financial condition and results of operations during the relevant financial year.

(c)	There has been no material adverse change in the Target Group’s assets, business or financial condition since the date of Original Financial Statements.

(d)	The Group’s (as the case may be) most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)	have been prepared in accordance with the Applicable GAAP; and

(ii)	give a true and fair view of (if audited) or fairly represent in all material respects (if unaudited, having regard to the fact that the financial statements which are not audited are prepared for management purposes) the consolidated financial condition and consolidated results of operations for the Group for the period to which they relate (to the extent appropriate in the context of management accounts).

(e)	Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group.

19.13	Ranking

(a)	Subject to the Legal Reservations, payment obligations of each Obligor under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies; and

(b)	Subject to the Legal Reservations and any perfection requirements specified in the relevant legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent), each Security created pursuant to the Finance Documents has or will have the ranking in priority which it is expressed to have in the relevant Finance Documents and it is not subject to any prior ranking or pari passu ranking Security.

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19.14	No immunity

(a)	Each of the Obligors is subject to civil and commercial law with respect to its obligations under the Finance Documents.

(b)	The entry into and performance by each Obligor of the Finance Documents to which it is a party constitute private and commercial acts.

(c)	No Group Member nor their respective assets enjoy any right of immunity from set-off, suit, execution, attachment or legal process.

19.15	No proceedings pending or threatened

Other than the Disclosed Litigation, no litigation, arbitration or administrative proceedings or investigations (including labour disputes) of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect, have been started or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Group Member.

19.16	No breach of laws

(a)	No Group Member has breached any law or regulation which breach has or would reasonably be expected to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Group Member which have or would reasonably be expected to have a Material Adverse Effect.

19.17	Environmental laws

(a)	Each Group Member is in compliance with Clause 22.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any Group Member where that claim has or would reasonably be expected, if adversely determined against that Group Member, to have a Material Adverse Effect.

19.18	Taxation

(a)	No Group Member is materially overdue (taking into account any extension or grace period) in the filing of any Tax returns or overdue in the payment of any amount of Tax returns to an extent which in any case has or would reasonably be expected to have a Material Adverse Effect.

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(b)	To the best knowledge and belief of each Obligor (after due and careful enquiry), no claims or investigations are being, or are reasonably likely to be, made or conducted against any Group Member with respect to Taxes where such claim or investigation has or would reasonably be expected, if determined against that Group Member, to have a Material Adverse Effect.

(c)	Each Group Member is resident for Tax purposes only in the jurisdiction of its incorporation.

19.19	Holding Companies

No Group Member (other than the Operating Companies) trades, carries on any business or owns any assets or incurs any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other Group Members or Target Group Members of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and cash;

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company; or

(d)	(in the case of the Holdco, Borrower, Merger Sub or the Target) consummation of the Acquisition and other transactions expressly contemplated under the Acquisition Documents and the incurrence of liabilities in connection with the Acquisition.

19.20	Negative pledge and Financial Indebtedness

Each Group Member is in compliance with its obligations under Clause 22.9 (Negative pledge) and 22.18 (Financial Indebtedness)

19.21	Good title to assets

(a)	Each of the Obligors and GGH has a good, valid and marketable title to all shares held by it in its Subsidiaries and to all material Charged Assets.

(b)	Each Group Member has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted where failure to hold any such title, leases or licences or Authorisations would have a Material Adverse Effect.

19.22	Shares

The shares of each Group Member are validly issued and fully paid.

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19.23	Intellectual Property

Each Group Member:

(a)	is the sole legal and beneficial owner of or has had licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which, if subject to dispute and adversely determined, has or would reasonably be expected to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

19.24	Group Structure Chart

(a)	Assuming the Acquisition Effective Time has occurred and (with respect to the Target Group only) so far as the Holdco is aware, the Group Structure Chart is true, complete and accurate in all material respects and shows the following information:

(i)	each Group Member and each Target Group Member, including current name and company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is a dormant subsidiary or is not a company with limited liability; and

(ii)	all minority interests in any Group Member or Target Group Member and any person in which any Group Member or Target Group Member holds shares in its issued share capital or equivalent ownership interest of such person.

(b)	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the Group structure immediately following the Acquisition Effective Time are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

(c)	At the date of the Utilisation Request, there have been no changes in the Target Group structure since the Signing Date.

19.25	Insurance

(a)	Each Group Member maintains insurances on and in relation to its business and assets against those risks and to the extent usually insured by prudent companies located in the same or similar location and carrying on a similar business.

(b)	All insurances of each Group Member are with reputable independent insurance companies or underwriters.

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19.26	Pensions

Each Group Member is in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Group in any respect where non-compliance has or might reasonably be expected to have a Material Adverse Effect.

19.27	Acquisition Documents, Equity Documents disclosures and other Documents

(a)	The Acquisition Documents contain all the material terms of the Acquisition, and the copies of the Equity Documents provided to the Lender contain all material terms of the Equity Contributions and are true and complete evidence in all material respects of the making of the Equity Contributions, and each remains in full force and effect.

(b)	No default under the Acquisition Documents is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

19.28	Use of proceeds

The proceeds of each Loan shall be applied for a purpose permitted by law and the terms of the Finance Documents.

19.29	Times when representations made

(a)	All the representations and warranties in this Clause 19 are made by each Obligor on the Signing Date and the Acquisition Closing Date.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of the Utilisation Request, on the Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) – (c) of Clause 19.12 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20.	Information undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Holdco shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within one hundred and fifty (150) days after the end of the financial year ending on 31 December 2012, the audited consolidated financial statements of the Target Group for that financial year; and

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(b)	as soon as they are available, but in any event within one hundred and twenty (120) days after the end of each of their respective financial years (commencing with the financial year ending on 31 December 2013), the audited consolidated financial statements of the Group for that financial year;

(c)	as soon as they are available, but in any event within ninety (90) days after the end of each half of each of their respective financial years (commencing with the financial half year ending on 30 June 2014), the unaudited consolidated financial statements of the Group reviewed by the Group’s Auditors (as appointed in accordance with Clause 22.26 (Auditors)) for that financial half year;

(d)	if the Acquisition Effective Time occurs on or prior to 30 June 2013, as soon as they are available, but in any event by 31 October 2013, the unaudited consolidated financial statements of the Group reviewed by the Group’s Auditors (as appointed in accordance with Clause 22.26 (Auditors)) for the financial half year ending on 30 June 2013; and

(e)	if the Acquisition Effective Time occurs after 30 June 2013, as soon as they are available, but in any event by 31 October 2013, the unaudited consolidated financial statements of the Target Group for the financial half year ending on 30 June 2013.

20.2	Provision and contents of Compliance Certificates

The Holdco shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 20.1(Financial statements) (other than those delivered under paragraphs (a) or (e) of Clause 20.1 (Financial Statements)) a Compliance Certificate which shall, amongst other things, set out:

(a)	(in reasonable detail) computations as to compliance

(i)	with Clause 21 (Financial Covenants); and

(ii)	for financial statements ended 31 December, with Clause 8.7 (Excess Cash Sweep) (including without limitation details on to Minimum Cash levels and requirements), and an estimate of Exempted Payments (as defined in Clause 22.17 (Restricted payments))

in each case, for the 12 Month period ending on the date to which the financial statements to which such Compliance Certificate relates are prepared;

(b)	where there has been any change in the structure of the Group or Target Group since the provision of the last Group Structure Chart, an updated Group Structure Chart setting out the structure of the Group or Target Group as at the date of the delivery of such Group Structure Chart.

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20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Holdco pursuant to Clause 20.1 (Financial statements) (other than those delivered under paragraphs (a) or (e) of Clause 20.1 (Financial Statements)) shall be certified by two (2) directors of the Holdco as giving a true and fair view of (in the case of annual Financial Statements for any financial year), or fairly representing (in other cases), the financial condition and operations (consolidated where applicable) of the relevant companies as at the date as at which those financial statements were drawn up.

(b)	Each set of financial statements delivered under paragraphs (a) or (e) of Clause 20.1 (Financial Statements) at or after the Acquisition Effective Time shall be certified by two (2) directors of the Target as giving a true and fair view of (in the case of annual Financial Statements for any financial year), or fairly representing (in other cases), the financial condition and operations (consolidated where applicable) of the relevant companies as at the date as at which those financial statements were drawn up.

(c)	The Holdco shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using Applicable GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements unless, in relation to any set of financial statements, (i) it notifies the Facility Agent that there has been a change in such Applicable GAAP, accounting practices or reference periods; and (ii) the relevant Auditors deliver to the Facility Agent a description of any change necessary for those financial statements to reflect Applicable GAAP, accounting practices or reference periods upon which the relevant Original Financial Statements were prepared.

For the purposes of this Agreement, any change in Applicable GAAP made in accordance with this paragraph (c) shall apply to the definition of Applicable GAAP as set out at Clause 1.1 (Definitions) at any time following such change (and until any subsequent change in Applicable GAAP in accordance with this Clause 20.3).

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(d)	If the Facility Agent wishes to discuss the financial position of any Group Member with the relevant Auditors, the Facility Agent may notify the Holdco, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors. In this event, the Holdco must ensure that such Auditors are authorised (at the expense of the Borrower):

(i)	to discuss the financial position of that Group Member with the Facility Agent with respect to such questions or issues; and

(ii)	to disclose to the Facility Agent any information which the Facility Agent may reasonably request with respect to such questions or issues,

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provided that the Facility Agent may not request for more than two of such discussions in a financial year unless a Default has occurred and is continuing or in the reasonable opinion of the Majority Lenders, there has been a material adverse change in the business, operation or financial condition of the Group affecting its ability to perform its payment obligations under the Finance Documents, in which case there shall be no upper limit on the number of discussions requested by the Facility Agent.

20.4	Information: miscellaneous

Each of the Obligors shall supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests):

(a)	all documents dispatched by an Obligor to its creditors generally, or to its shareholder(s), in each case at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(c)	promptly on reasonable request by the Facility Agent, such further information regarding the financial condition, assets and operations of the Group and/or any Target Group Member.

20.5	Notification

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	If the Facility Agent reasonably believes a Default has occurred, the Borrower shall, promptly upon a request by the Facility Agent, supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	If Mr. Leng ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform his duties (as required under the service contracts), the Obligors must as soon as reasonably practicable thereafter notify the Facility Agent.

20.6	“Know your customer” checks

(a)	Each Obligor shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

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(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

(c)	Each Obligor irrevocably authorises the Lenders to collect and process any necessary information to comply with “know your customer” or other similar procedures (including, but not limited to, collecting, processing and exchanging credit information through the Joint Credit Information Center of Taiwan) under applicable laws and regulations.

21.	Financial Covenants

21.1	Financial Condition

Unless otherwise agreed in writing by all the Lenders, the Borrower shall ensure that in respect of each Relevant Period for so long as the Facility remains outstanding:

(a)	the ratio of total Consolidated Borrowings of the Group at the end of the Relevant Period ending on the date specified in Column 1 Below to Consolidated EBITDA for such Relevant Period shall not exceed the ratio set out in Column 2 below opposite such date;

Column 1	Column 2

31 December 2013	3.6:1.0

30 June 2014	3.4:1.0

31 December 2014	3.2:1.0

30 June 2015	3.0:1.0

31 December 2015	2.8:1.0

30 June 2016	2.6:1.0

31 December 2016	2.4:1.0

30 June 2017	2.1:1.0

31 December 2017	1.7:1.0

(b)	the ratio of total Consolidated Borrowings at the end of each Relevant Period of all the Group Members established in the PRC (for the avoidance of doubt, excluding any Borrowings owed by any Group Members established in the PRC to any other Group Member) to Consolidated EBITDA for such Relevant Period shall not exceed 2.3:1.0; and

(c)	the ratio of Consolidated EBITDA to Consolidated Interest Expense for such Relevant Period shall not be less than 3.5:1.0,

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provided that for the purpose of these calculations: (i) Financial Indebtedness under the NBWD Loan shall be disregarded, and (ii) any Borrowings of any Obligor shall be excluded to the extent any such Borrowing is Subordinated Indebtedness.

21.2	Capital Expenditure

The aggregate principal amount of Capital Expenditure of the Group in respect of any Relevant Period ending on the date specified in Column 1 below shall not exceed the amount set out in Column 2 below opposite that date:

Column 1	Column 2

31 December 2013	US$20,000,000

31 December 2014	US$16,000,000

31 December in 2015, 2016 and 2017 in aggregate	US$13,000,000

provided that no Capital Expenditure shall be made if it has or would reasonably be expected to have a Material Adverse Effect.

21.3	Financial testing

The financial covenants set out in Clause 21.1 (Financial Condition) shall be tested by reference to the financial statements and Compliance Certificates delivered pursuant to Clause 20.1 (Financial statements) and Clause 20.2 (Provision and contents of Compliance Certificates) in respect of the Relevant Period.

21.4	Definitions and Interpretation

(a)	In this Clause 21:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount (including without limitation any fixed or minimum premium payable on prepayment or redemption thereof) for or in respect of Financial Indebtedness (other than in respect of derivative transactions for which the marked to market value shall be used) and the aggregate nominal value of any redeemable shares which are redeemable before the Termination Date;

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure.

“Consolidated EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation for that Relevant Period:

(i)	before deducting any Consolidated Finance Charges;

(ii)	not including any accrued interest owing to any member of the Group;

(iii)	before taking into account any Exceptional Items;

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(iv)	before deducting any Transaction Costs;

(v)	before taking into account the amount of any profit or loss attributable from joint-venture affiliates and associates of the Group (which is not a member of the Group but in which a member of the Group has any ownership interest);

(vi)	before taking into account any gains or losses on any derivative instrument or other financial instrument (other than any derivative or other financial instrument that is accounted for on a hedge accounting basis);

(vii)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset;

(viii)	before deducting any costs attributable to any post-employment benefit scheme (other than current service costs);

(ix)	excluding any non-cash charge to profit represented by the expensing of stock options pursuant to employee stock option schemes of the Group;

(x)	before taking into account the profit or loss of any discontinued operations of the Group;

(xi)	before deducting any loss or cost (including liability or casualty events or business interruption) which is recovered by the applicable member of the Group under an existing insurance policy, warranty or indemnity, provided that if such loss or cost is recoverable (but not yet recovered during that period) by the applicable member of the Group under an existing insurance policy, warranty or indemnity, then such loss or cost shall be taken into account to the extent that such loss or cost would, in accordance with the Accounting Principles, be treated as an operating loss of such member of the Group for that period and shall not be taken into account to the extent that such loss or cost would not, in accordance with the Accounting Principles, be treated as an operating loss of such member of the Group for that period;

(xii)	before taking into account any gain or loss from investments recorded using the equity method;

(xiii)	before taking into account any profit or loss attributable to minority interests;

(xiv)	before taking into account any currency translation gain or loss related to currency re-measurements of Financial Indebtedness or inter-company balances (including the gain or loss resulting from hedge agreements permitted under this Agreement); and

(xv)	including any subsidy provided by any Governmental Agency to the Group,

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in each case, to the extent otherwise added, deducted or taken into account, as the case may be, for the purposes of determining consolidated operating profits of the Group before taxation.

“Consolidated EBITDA” means, in respect of any Relevant Period, Consolidated EBIT for that period after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group.

“Consolidated Finance Charges” means, for any Relevant Period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings (excluding payments in respect of principal) whether accrued, paid or payable and whether or not capitalised by any Group Member in respect of that Relevant Period:

(i)	excluding any such obligations owed to any other Group Member; and

(ii)	including the interest element of leasing and hire purchase payments.

“Consolidated Interest Expense” means, for any Relevant Period, the total interest expense of the Borrower under this Facility and interest expense of all other Group Members in respect of any Borrowings for which they are principally liable for that Relevant Period (calculated without regard to any limitations on the payment thereof and including amortization of debt discount and deferred financing costs, capitalized interest, interest pertaining to any financial lease, interest paid in kind, commitment fees, costs incurred in hedging or terminating any hedging, and letter of credit fees).

“Consolidated Borrowings” means at any time the aggregate amount of all Borrowings of the Group but excluding any such obligations to any other Group Member and so that no amount shall be included or excluded more than once.

“Consolidated Net Borrowings” means at any time the aggregate amount of all Net Borrowings of the Group but excluding any such obligations to any other Group Member and so that no amount shall be included or excluded more than once.

“Consolidated Working Capital” means, at any time, Current Assets less Current Liabilities as at such date.

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(i)	Consolidated Finance Charges for that period;

(ii)	the aggregate of all scheduled repayments of Borrowings (taking into account any reduction in those scheduled payments resulting from a voluntary or mandatory prepayment) falling due during that period but excluding:

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(A)	any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility;

(B)	any mandatory or voluntary prepayment made during that period; and

and so that no amount shall be included more than once.

“Exceptional Items” means any exceptional, unusual, one-off, non-recurring, infrequent or extraordinary items representing gains or losses, including those arising on:

(i)	the restructuring of the activities of an entity and reversals of any provision for the cost of restructuring;

(ii)	disposal, revaluations or impairment of non-current assets; and

(iii)	disposals of assets associated with discontinued operations.

“Net Borrowings” means, at any time in respect of the Group, (x) total Borrowings of the Group less (y) the aggregate unrestricted cash of the Group (which may include the amounts standing to the credit of PRC Escrow Account and the Collection Accounts unless a Default or an Event of Default has occurred and is continuing).

“Relevant Period” means each period of twelve months ending on (a) the last day of the financial year of the Group; and (b) on the last day of the first half of the financial year of the Group, commencing with the earlier of 30 June or 31 December falling next after the Acquisition Effective Time that is at least six Months after such date.

(b)	Unless otherwise stated therein, all definitions in paragraph (a) above shall be determined and calculated on a consolidated basis with respect to the Group and shall be construed in accordance with Applicable GAAP (if applicable).

(c)	For any Relevant Period ending on a date that is earlier than twelve months following the Acquisition Effective Time, all financial definitions and terms calculated over a period ending on such date will be calculated and applied on an annualized basis.

22.	General undertakings

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

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22.1	Authorisations

Each Obligor shall (and each Corporate Obligor shall ensure that each Group Member will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	in the case of paragraph (i) and (ii) below, supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation:

(i)	to enable it to perform its obligations under the Transaction Documents to which it is party;

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which it is party; and

(iii)	to carry on its business where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

22.2	Compliance with laws

Each Obligor shall remain in good standing (if applicable) and shall (and each Corporate Obligor shall ensure that each Group Member will) comply in all respects with all laws (including without limitation all applicable financial assistance legislations) to which it may be subject, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.

22.3	Environmental compliance

Each Corporate Obligor shall (and shall ensure that each Group Member will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law; and

(d)	comply with the Environmental Action Plan.

where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

22.4	Environmental claims

Each Corporate Obligor shall, promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim which has been commenced or (to the best of such Obligor’s knowledge and belief (after due and careful enquiry)) is threatened against any member of the Group; and

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(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Member, where the claim, if determined against that Group Member, has or would reasonably be expected to have a Material Adverse Effect.

22.5	Taxation

(a)	Each Obligor shall (and each Corporate Obligor shall ensure that each Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	failure to pay those Taxes does not have or would not reasonably be expected to have a Material Adverse Effect.

(b)	No Group Member shall change its residence for Tax purposes.

22.6	Merger

Except for the Acquisition, each Corporate Obligor shall not (and shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior consent of the Majority Lenders, provided that no such prior consent shall be required for a Permitted Reorganisation.

22.7	Change of business

Each Corporate Obligor shall procure that no substantial change is made to the general nature of the business of the Target Group taken as a whole from that carried on by the Target Group at Signing Date.

22.8	Accounts

(a)	The Borrower shall, prior to the Utilisation Date, open, and at all times maintain in its own name, the Interest Reserve Account.

(b)	The Borrower and each Guarantor (other than Mr. Leng) shall, no later than the Utilisation Date, open, and at all times maintain, in its own name a Collection Account.

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(c)	The Borrower shall ensure that, in relation to the second Interest Payment Date and each Interest Payment Date thereafter, from the date falling no less than six (6) Months prior to that Interest Payment Date, an amount equal to the Required Interest Reserve Balance of that Interest Payment Date is deposited into and maintained in the Interest Reserve Account. The Facility Agent shall on the first Interest Payment Date and each Interest Payment Date thereafter, notify the Borrower of the Required Reserve Balance for the next Interest Payment Date; provided that the Facility Agent’s failure to notify the Borrower of the Required Interest Reserve Balance as of a particular date will not release the Borrower from its obligation to retain the Required Interest Reserve Balance in the Interest Reserve Account and the Required Interest Reserve Balance applicable to the immediately previous Interest Payment Date shall apply until the Facility Agent notifies the Borrower of an alternative Required Interest Reserve Balance.

(d)	Each Corporate Obligor shall ensure that all operating revenue and all other proceeds received from dividends, and other distributions (including but not limited to any repayment of shareholder loans or intercompany loans) are deposited directly into its Collection Account.

(e)	Funds from time to time standing to the credit of the Interest Reserve Account shall be held subject to the provisions of the HK Law Debenture, and funds standing to the credit of the Interest Reserve Account may only be withdrawn in accordance with the terms of the Finance Documents and applied by the Borrower towards any payment or prepayment under the Finance Documents.

(f)	Funds from time to time standing to the credit of the each Collection Account shall be held subject to the provisions of the HK Law Debenture, and funds standing to the credit of each Collection Account may only be withdrawn and be applied:

(i)	(if an Event of Default has occurred and is continuing), towards payment or repayment of amounts outstanding under the Finance Documents in accordance with 30.5 (Partial payments); or

(ii)	(in any other cases) either (x) in transfer to any other Collection Account or the Interest Reserve Account, or (y) in the following order of priority (in each case in respect of amounts due and payable on the date of such withdrawal):

(A)	first, any payment of fees, costs or expenses payable under the Finance Documents;

(B)	second, any scheduled payment of interest payable under this Agreement or scheduled repayment of the Loan;

(C)	third, any prepayment required payable under Clause 8.5 (Disposal);

(D)	fourth, any prepayment required payable under Clause 8.7 (Cash Sweep);

(E)	fifth, funding of any Required Interest Reserve Balance; and

(F)	sixth, any payment of amounts due in respect of the Dissenting Shares, to the extent such amounts has been included in the Acquisition Consideration and funded into the Collection Account accordingly;

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(G)	seventh, any payable Exempted Payment as defined in and to the extent permitted by Clause 22.17 (Restricted payments),

provided that: (x) if funds standing to the credit of a Collection Account are withdrawn and applied towards payment under paragraphs (F) and/or (G) above (the “Sponsor Payments”) and any amounts under paragraphs (A), (B), (C), (D) and/or (E) above (the “Finance Documents Payments”) will become payable within twenty (20) days from the date of the withdrawal of such Sponsor Payments, the withdrawal of such Sponsor Payments can only be made if funds then standing to the credit of the Collection Accounts (after deducting the amount of such Sponsor Payments) will be sufficient to satisfy all the Finance Documents Payments which will become payable within twenty (20) days from the date of the withdrawal of such Sponsor Payments; and (y) withdrawals from a Collection Account shall not be made more than four (4) times a month.

(g)	Notwithstanding anything to the contrary herein if any amount of the Mr. Leng Equity Contribution or the MSPEA Equity Contribution has been paid into the Collection Account of Holdco or the Borrower, the Holdco Citibank Account or the Borrower Citibank Account on or prior to the Utilization Date it may be withdrawn from the relevant account and paid (directly, or indirectly via the Borrower’s Collection Account and/or the Borrower Citibank Account) to the Paying Agent as envisaged by Clause 4.2(a)(ii)(A). The Holdco or the Borrower shall procure that each of the Holdco Citibank Account and the Borrower Citibank Account shall have a zero balance with effect from close of business on the Utilisation Date and that each of such accounts shall be closed within 3 weeks from the Utilisation Date.

22.9	Negative pledge

Except as permitted under paragraph (c) below:

(a)	No Group Member shall create or permit to subsist any Security over any of its assets.

(b)	No Group Member shall:

(i)	dispose of any of its receivables on recourse terms;

(ii)	dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other Group Member;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (b) is termed “Quasi-Security”.

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(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security;

(ii)	Transaction Security; or

(iii)	Existing Security.

22.10	Holding Companies

Each Corporate Obligor shall not (and shall ensure no other Corporate Obligor will) trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other Group Members of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and cash;

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company; or

(d)	(in the case of the Holdco, the Borrower, Merger Sub or the Target) consummation of the Acquisition and other transactions expressly contemplated under the Acquisition Documents and the incurrence of liabilities in connection with the Acquisition (including without limitation the MSPEA Loan).

22.11	Preservation of assets

Each Corporate Obligor shall (and shall ensure that each Group Member will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

22.12	Arm’s length terms

Each Corporate Obligor shall not (and shall ensure that no other Group Member will) enter into (a) any transaction with any Affiliate or related person, or (b) any joint venture with any person, other than , in each case, on arm’s length terms and for full market value.

22.13	Disposals

(a)	Except as provided below, each Corporate Obligor shall not (and shall ensure that no other Group Member will), either in a single transaction or in a series of transactions and whether related or not, dispose of any of its assets.

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(b)	Paragraph (a) does not apply to any disposal which constitutes a Permitted Disposal.

(c)	Promptly (and in any event no later than five (5) Business Days) following the completion of any Permitted Disposal of any Equity Interest (or any Permitted Reorganisation), the Borrower shall deliver to the Facility Agent an updated Group Structure Chart.

22.14	Loans out

(a)	Except as provided below or otherwise expressly permitted under the Finance Documents, each Corporate Obligor shall not (and shall ensure that no other Group Member will) be the creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	trade credit extended by a Group Member on normal commercial terms and in the ordinary course of its trading activities;

(ii)	any deposit placed with a bank or financial institution in accordance with the provisions of the Finance Documents;

(iii)	any deposit placed with or loan made to a third party in connection with the NBWD loans;

(iv)	subject to the restrictions in paragraph (v), (vi) and (vii) below, any intra-Group loan in connection with a Permitted Reorganisation;

(v)	any intra-Group loan, where the debtor thereof is a Corporate Obligor and the creditor thereof is not a Corporate Obligor, to the extent such loan constitutes Subordinated Indebtedness;

(vi)	any intra-Group loan between any Corporate Obligors; or

(vii)	any intra-Group loan where the debtor is not an Obligor.

22.15	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Corporate Obligor shall (and each Corporate Obligor shall ensure that no Group Member will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	the endorsement of negotiable instruments in the ordinary course of trade;

(ii)	any performance or similar bond guaranteeing performance by a Group Member under any contract entered into in the ordinary course of trade;

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(iii)	Existing Guarantee;

(iv)	granted under the Finance Documents; or

(v)	granted under any Permitted Onshore Facilities.

22.16	Dividends

Each Corporate Obligor shall ensure that each other Group Member declares and pays out the maximum legally permissible amount of dividends and/or distributions in each financial year to its shareholders, but only to the extent necessary to enable the Obligors (a) to meet all of their payment obligations under the Finance Documents, and (b) to have sufficient funds standing to the credit of the Interest Reserve Account and/or the Collection Accounts to meet the aforesaid payment obligations at least ten (10) Business Days prior to the date when the same falls due.

22.17	Restricted payments

Each Corporate Obligor shall not (and shall ensure that no other Group Member will) without the prior written consent of the Facility Agent (acting on the instruction of all the Lenders):

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay or allow any Group Member to pay any management, advisory or other fee to or to the order of any of the Sponsors (or repay any loan applied to pay any of the foregoing);

(d)	repay any shareholder loan; or

(e)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

each a “Restricted Payment” provided, that the following Restricted Payments may be made:

(i)	Restricted Payments described in Clause 22.16 (Dividends);

(ii)	any Restricted Payment which is applied towards any repayment or payment of amounts outstanding under the MSPEA Loan provided that such Restricted Payment shall be made to a MSPEA’s account and the Borrower shall provide the Facility Agent with account information prior to making such Restricted Payments; and

(iii)	so long as no Default has occurred and is continuing or would occur as a result of such Restricted Payment,

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(A)	any Restricted Payment which is applied towards payment of Transaction Costs within eighteen (18) Months following the Utilisation Date; and

(B)	Restricted Payments up to an amount of US$2,500,000 in aggregate in each financial year which shall be applied towards payment of the Approved Payroll (up to a sub-cap of US$610,000 in aggregate in each financial year), expenses and taxes payable outside the PRC (collectively with the amounts in paragraphs (ii) and (A) above, the “Exempted Payments”), provided that (x) the Borrower shall provide the Facility Agent with evidence reasonably satisfactory to the Facility Agent of such Transaction Costs, Approved Payroll and/or expenses and taxes prior to making such Restricted Payments under paragraphs (A) and (B) above, and (y) Restricted Payments under paragraph (B) above can only be applied in payment of such Approved Payroll, expenses or taxes, if (1) (in each financial year before the aggregate amount of the Exempted Payments made under paragraph (B) above during such financial year exceeds US$2,000,000) the aggregate amount standing to the credit of the Interest Reserve Account is no less than the interest payable in respect of the Facility for a six (6) Month period commencing from such time, or (2) (in any other cases) the aggregate amount standing to the credit of the Collection Accounts and the Interest Reserve Account is no less than the interest payable in respect of the Facility for a twelve (12) Month period commencing from such time.

22.18	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, each Corporate Obligor shall not (and shall ensure that no other Group Member will) incur or remain liable under any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Financial Indebtedness under any of the Permitted Onshore Facilities or under any of the Finance Documents;

(ii)	Subordinated Indebtedness;

(iii)	Financial Indebtedness permitted by Clause 22.14(b);

(iv)	outstanding under the RMB Finance Documents;

(v)	the loan made by MSPEA to Holdco to finance certain Transaction Costs; or

(vi)	incurred with the prior written consent of the Majority Lenders.

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22.19	Share capital

Unless with the prior written consent of the Majority Lenders, each Corporate Obligor must not (and shall ensure that no other Group Member will) issue any shares except:

(a)	on or prior to the Acquisition Effective Time, pursuant to the Equity Documents and the Acquisition Documents, provided that the relevant issuance proceeds received by any Obligor shall be applied towards payment of the Acquisition Consideration and/or the Transaction Costs in accordance with the Funds Flow Memo.

(b)	pursuant to any share issuance permitted by Clause 8.2 (IPO), provided that the relevant issuance proceeds received by any Obligor shall be applied towards mandatory prepayment of the Facility in accordance with Clause 8.2 (IPO); or

(c)	pursuant to any convertible securities permitted by Clause 8.3 (Convertible Securities Issuance), provided that the relevant issuance proceeds received by any Obligor shall be applied towards mandatory prepayment of the Facility in accordance with Clause 8.3 (Convertible Securities Issuance).

22.20	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except (in the case of any Corporate Obligor) those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.21	Subordination

(a)	Each Corporate Obligor shall ensure at all times that all Financial Indebtedness owed by any Corporate Obligor to any Group Member which is not an Obligor or to any of the Holdco’s (direct or indirect) shareholders is Subordinated Indebtedness (other than the MSPEA Loan).

(b)	Mr. Leng shall ensure at all times that (i) all Financial Indebtedness owed by him to any Group Member which is not an Obligor is Subordinated Indebtedness, and (ii) all liabilities owed by him to MSPEA and/or its Subsidiaries shall be subject to the MSPEA Undertaking Letter.

22.22	Acquisition Documents

(a)	The Borrower shall promptly pay all amounts payable by it under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by the Borrower and where adequate reserves are set aside for any such payment).

(b)	The Borrower shall take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under the Acquisition Documents.

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22.23	Insurance

(a)	Each Corporate Obligor shall (and shall ensure that each Group Member will) maintain insurance on and in relation to its business and assets against those risks and to the extent usually insured by prudent companies located in the same or similar location and carrying on a similar business.

(b)	All insurance must be with reputable independent insurance companies or underwriters.

22.24	Pensions

Each Corporate Obligor shall ensure it and the other Group Members are in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Group or its employees where failure to so comply has or might reasonably be expected to have a Material Adverse Effect.

22.25	Access

Each Group Member shall maintain proper books of accounts and if an Event of Default is continuing or the Facility Agent reasonably suspects an Event of Default is continuing or may occur, each Obligor shall ensure that each Group Member will (not more than twice in every financial year unless the Facility Agent (acting on the instructions of the Majority Lenders) reasonably suspects an Event of Default is continuing or may occur) permit the Facility Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Facility Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of each Obligor to (a) the premises, assets, books, accounts and records of each Group Member; and (b) meet and discuss matters with senior management.

22.26	Auditors

Each Group Member shall appoint and maintain as its Auditors any of Deloitte & Touche, PricewaterhouseCoopers, Ernst & Young or KPMG or such other institution reasonably acceptable to the Lenders.

22.27	Intellectual Property

Each Corporate Obligor shall (and shall procure that each Group Member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group Member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of such Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit such Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of such Intellectual Property or imperil the right of any Group Member to use such property; and

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(e)	not discontinue the use of such Intellectual Property,

where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, has or would reasonably be expected to have a Material Adverse Effect.

22.28	Amendments

(a)	Each Obligor shall not (and each Corporate Obligor shall ensure that no Group Member will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document (other than a Finance Document) or any other document delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent) (a “Transaction Amendment”) except:

(i)	prior to or on the Acquisition Closing Date:

(A)	for any amendment to Section I, II, V, VII and the definitions of “Requisite Company Vote” and “Company Material Adverse Effect” under Section 9.03 of the Acquisition Agreement or any other amendment which could reasonably be expected materially and adversely to affect the interests of the Finance Parties, with the prior written consent of the Facility Agent (acting on behalf of the Majority Lenders (acting reasonably)) (it being agreed that the Facility Agent and the Lenders shall use all commercially reasonable efforts to respond within the time frame requested by the Borrower); or

(B)	for any amendment other than under paragraph (A) above, provided that such amendment is conducted in a way which could not reasonably be expected materially and adversely to affect the interests of the Finance Parties; or

(ii)	after the Acquisition Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Finance Parties; or

(iii)	the Borrower and Merger Sub may terminate the Acquisition Agreement in accordance with its terms prior to the Acquisition Effective Time.

(b)	Each Obligor shall promptly supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests) a copy of any document relating to any of the matters referred to in (i) and (ii) of paragraphs (a) above.

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22.29	No restriction on dividends

Each Corporate Obligor shall procure that no Group Member (other than the Holdco) will enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Group Member (other than the Holdco) to pay dividends or other distributions with respect to any of its equity interests save for restrictions and conditions imposed by law.

22.30	Treasury transactions

Each Corporate Obligor shall not (and shall ensure that no Group Member will) enter into any Treasury Transactions, except with the Mandated Lead Arrangers to hedge floating interest exposure arising under the Facility.

22.31	No restriction on share transfer

Each Corporate Obligor shall ensure that its constitutional documents do not, and are not amended or varied in a manner which, restricts or otherwise prohibits the transferability of the shares in the Borrower or any of the Guarantors or any other Group Member or confers any right of pre-emption, tag along or other similar rights on any person or which could reasonably be expected to adversely affect the interests of the Finance Parties under any Security Documents.

22.32	Change in Financial Year

The Corporate Obligors shall not, and shall procure that no Group Member will, change its financial year without the prior written consent of the Majority Lenders.

22.33	Investment

No Corporate Obligor shall (and shall procure that no Group Member shall) make any Investments save for:

(a)	Investments in its ordinary course of business; and

(b)	pursuant to a Permitted Reorganisation,

in each case provided that such Investment is without prejudice to any Obligor’s obligations under Clause 22.7 (Change of business) and under Clause 26.2 (Additional Guarantors and Security).

22.34	Bank accounts

(a)	No Corporate Obligor shall open or maintain any bank or deposit accounts except for the Interest Reserve Account, the Collection Accounts, the Target US Accounts, the Holdco Citibank Account and the Borrower Citibank Account, provided that the Interest Reserve Account and the Collection Accounts shall be secured in favour of the Facility Agent (acting on behalf of the Finance Parties) in accordance with the terms of the Finance Documents.

(b)	Each Corporate Obligor shall:

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(i)	provide to the Facility Agent the monthly statements of the bank accounts for the Operating Companies; and

(ii)	to the extent practicable and permitted by applicable law, procure that each Operating Company shall open and maintain each of its bank or deposit accounts with a branch or subsidiary of the Original Lenders and procure that cash deposits standing to the credit of such account shall be readily available to make the dividends and/or distributions prescribed in Clause 22.16 (Dividends).

22.35	Further assurance

(a)	Each Obligor shall (and each Corporate Obligor shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as any Agent may reasonably specify (and in such form as such Agent may reasonably require in favour of such Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by any Security Document (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of such Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on any Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to Clause 4.4 (Conditions subsequent – others), each Obligor shall (and each Corporate Obligor shall procure that each other member of the Group will) take all such action as is reasonably available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on any Agent or the Finance Parties by or pursuant to the Finance Documents.

23.	Events of Default

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.21 (Acceleration)).

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23.1	Non-payment

An Obligor fails to pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three (3) Business Days of its due date.

23.2	Conditions Subsequent and Financial covenants

Any requirement of Clause 4.3 (Conditions subsequent – funds release), Clause 4.4 (Conditions subsequent - others) or 21 (Financial Covenants) is not satisfied.

23.3	Breach of undertaking

(a)	Mr. Leng fails to comply with any provision of the Leng Undertaking Letter and/or any Management Sponsor (other than Mr. Leng) fails to comply with any provision of the Non-compete Undertaking Letter, provided that no Event of Default will occur if it is a failure to comply with any non-compete undertaking, is capable of remedy and is remedied within thirty (30) Business Days of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

(b)	MSPEA fails to comply with any provision of the MSPEA Undertaking Letter, provided that no Event of Default will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply, provided that, for the purposes of this paragraph (b), any failure by MSPEA to comply with any provision of Clause 2 (Undertakings) of the MSPEA Undertaking Letter shall be deemed to be not capable of remedy.

(c)	Any NBWD Lender fails to comply with any provision of the NBWD Subordination Agreement.

(d)	Any director executing the Directors’ Undertaking Letter fails to comply with any provision thereunder.

23.4	Other obligations

(a)	An Obligor fails to comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 23.1 (Non-payment), 23.2 (Conditions Subsequent and Financial covenants) and 23.3 (Breach of undertaking)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) Business Days of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

23.5	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document required to be delivered by or on behalf of an Obligor under any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

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23.6	Change of Control

A Change of Control has occurred.

23.7	Cross default

(a)	Any Financial Indebtedness of any Group Member or its Affiliates is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Group Member or its Affiliates is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Group Member or its Affiliates is cancelled or suspended by a creditor of any Group Member or its Affiliates as a result of an event of default (however described).

(d)	Any creditor of any Group Member or its Affiliates becomes entitled to declare any Financial Indebtedness of any Group Member or its Affiliates due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.7 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness for all Group Members and their Affiliates taken as a whole falling within paragraphs (a) to (d) above is less than US$500,000 (or its equivalent in any other currency or currencies).

23.8	RMB Facility

Without prejudice to the generality of Clause 23.7 (Cross default) above, any event or circumstance described under paragraphs (a) to (d) inclusive of Clause 23.7 (Cross default) above occurs with respect to the RMB Facility.

23.9	Insolvency

(a)	Any Group Member is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Group Member.

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23.10	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Group Member;

(iii)	the appointment of a liquidator, provisional liquidator (other than in respect of a Solvent Liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Member or any of its assets; or

(iv)	enforcement of any Security over any assets of any Group Member,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition which is being contested in good faith as frivolous or vexatious and is discharged, stayed or dismissed within (x) fourteen (14) days of commencement, in the case of any Group Member other than an Operating Company; or (y) thirty (30) days of commencement, in the case of an Operating Company;

(ii)	any step or procedure contemplated by transactions conducted in the ordinary course of trading on arm’s length terms; or

(iii)	any Permitted Reorganisation.

23.11	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Group Member having an aggregate value (for the Group Members taken as a whole) of US$500,000 (or its equivalent in any other currency or currencies).

23.12	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor (or party to a Finance Document other than a Finance Party) to perform any of its obligations under the Finance Documents to which it is a party (in the case of Mr. Leng, subject to paragraph (c) of the definition of “Legal Reservations”).

(b)	Any obligation or obligations of an Obligor under any Finance Documents to which it is a party are not (subject to the Legal Reservations) or cease to be (subject to the Legal Reservations) legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents (in the case of Mr. Leng, subject to paragraph (c) of the definition of “Legal Reservations”).

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(c)	Any Finance Document (including but not limited to Security Documents and related undertaking letters) ceases to be in full force and effect.

23.13	Cessation of business

Any Group Member suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business or ceases to be in good standing (if applicable).

23.14	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Group either (a) as a result of the Auditors, in the ordinary course of their audit, being denied access to management, employees or any locations of the Group, or any requests by the Auditors for information concerning any member of the Group or its operations failing to be met; or (b) otherwise, in any material respect.

23.15	Expropriation

The authority or ability of any Group Member to conduct its business is wholly or substantially limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Group Member or any Target Group Member or any of its assets where such event would be reasonably likely to have a Material Adverse Effect.

23.16	Repudiation and rescission of agreements

(a)	An Obligor (or party to a Finance Document other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or would have a material adverse effect on the interests of the Lenders under the Finance Documents.

23.17	Litigation

Other than the Disclosed Litigation, any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Group Member or its assets which in any such case has or would reasonably be expected to have a Material Adverse Effect.

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23.18	Currency Event

A Currency Event has occurred.

23.19	RMB Discharge Date

At any time prior to the USD Discharge Date (as defined in the Intercreditor Agreement) and after the utilisation of the RMB Facility by the RMB Borrower, no moneys remain owing under the RMB Finance Documents except in the case of a refinancing of the RMB Facility where the period of no moneys remaining owing thereunder shall not exceed fifteen (15) Business Days.

23.20	Material adverse change

In the reasonable opinion of the Majority Lenders, there has been a material adverse change in the business, operation or financial condition of the Group affecting its ability to perform its payment obligations under the Finance Documents.

23.21	Acceleration

Subject to paragraph (b) of Clause 4.2 (Further conditions precedent), on and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	exercise, or direct the Security Agent to exercise, all or any of its rights, remedies, powers or discretions under the Finance Documents.

23.22	Right to Cure

(a)	Subject to paragraph (c) below, notwithstanding anything to the contrary contained in Clause 21.1 (Financial Condition), if the Borrower fails to comply with the requirements of paragraphs (a), (b) or (c) of Clause 21.1 (Financial Condition) in respect of any Relevant Period or it becomes apparent to the Borrower that it will fail to meet such requirements in respect of any Relevant Period, at any time ending with the date falling thirty (30) Business Days after delivery of the relevant Compliance Certificate pursuant to Clause 20.2 (Provision and contents of Compliance Certificates) in respect of such Relevant Period, any Sponsor may provide financial support in cash to Holdco through debt or equity (or a combination thereof) (provided any Financial Indebtedness incurred by Holdco as a result thereof is Subordinated Indebtedness) (the “Cure Right”).

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(b)	Subject to paragraph (c) below, the Borrower shall give the Facility Agent written notice of the exercise of the Cure Right under this Clause 23.22 (Right to Cure) which notice must be received by the Facility Agent no later than five (5) Business Days following the delivery date of the Compliance Certificate to which such exercise of the Cure Right relates (the “Cure Notice”), which notice shall specify the amount (the “Cure Amount”) to be lent or contributed pursuant to the exercise of the Cure Right, which amount shall be sufficient for the Borrower to be in compliance with the requirements of Clause 21 (Financial Covenants) upon applying the Cure Amount in accordance with paragraph (d) below (as evidenced by a supplemented Compliance Certificate duly signed by two (2) directors of Holdco and delivered together with such Cure Notice). The Facility Agent shall, promptly and in any event within two (2) Business Days following receipt thereof, forward such Cure Notice to the Lenders.

(c)	The Cure Right may not be exercised (i) on more than four (4) occasions, and (ii) with respect to consecutive Relevant Periods.

(d)	Upon receipt by Holdco of an amount in cash equal to the Cure Amount:

(i)	such Cure Amount shall, for the applicable Relevant Period for purposes of determining compliance with paragraphs (a), (b) and (c) of Clause 21.1 (Financial Condition) for such Relevant Period be applied as follows:

(A)	for purposes of paragraph (a) of Clause 21.1 (Financial Condition), total Borrowings shall be deemed reduced by an amount equal to such Cure Amount immediately prior to the end of such Relevant Period; and

(B)	for purposes of paragraph (b) of Clause 21.1 (Financial Condition) total Borrowings of all Group Members established in the PRC shall be deemed reduced by an amount equal to such Cure Amount immediately prior to the end of such Relevant Period; and

(C)	for purposes of paragraph (c) of Clause 21.1 (Financial Condition), the outstanding Loans being deemed to be reduced by an amount equal to the Cure Amount as of the first day of (and on each day throughout) such Relevant Period (and Consolidated Interest Expense for such Relevant Period shall be deemed to be recalculated accordingly (based on such reduced amount of Borrowings)); and

(ii)	the Borrower shall immediately make a prepayment of the then outstanding Loans by an amount equal to the Cure Amount (and the provisions of Clauses 7.4 (Restrictions) and 8.8 (Application of mandatory prepayments) shall apply to such prepayment).

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(e)	If, after giving effect to the foregoing recalculation, the Borrower has satisfied the requirements of paragraphs (a), (b) and (c) of Clause 21.1 (Financial Condition) and has met all its obligations as set out in this Clause 23.22 (Right to Cure), it shall then be deemed to be in compliance with the requirements of such paragraphs, and the Borrower shall be deemed to have satisfied the requirements of Clause 21 (Financial Covenants) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and any Default or Event of Default constituted by non-compliance with such paragraphs that would have otherwise occurred but for the application of the foregoing provisions shall be deemed not to have occurred for the purposes of the Finance Documents.

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SECTION 9

CHANGES TO PARTIES

24.	Changes to the Lenders

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to (i) any of its affiliates or other eligible banks or financial institutions without the prior written consent of the Obligors or (ii) to any special purpose entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets with the prior written consent of the Borrower (which shall not be unreasonably withheld or delayed) (in each case the transferee entity being, the “New Lender”) provided that (x) any such assignment, transfer or sale may not be made to a New Lender, which, at the time of such assignment, transfer or sale, is the subject or target of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury; (y) any such assignment, transfer or sale may only be made after the Utilisation Date; and (z) written notice of such assignment or novation is given to the Borrower (provided failure to give such notice shall not invalidate such assignment or novation).

24.2	Conditions of assignment or transfer

(a)	An assignment will be effective only on:

(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	notification that such assignment is effective by the Facility Agent to the Existing Lender and the New Lender provided that the Facility Agent is not obliged to give such notification unless it is satisfied that it has completed all “know your customer” and other similar procedures relating to any person that it is required to carry out (or deems desirable) in relation to such assignment to a New Lender.

(b)	A transfer will be effective only if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

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(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

(a)	The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$3,000.

(b)	All costs and expenses relating to any assignment or transfer shall be borne by the New Lender and not by any Obligor.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

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(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

(d)	In relation to any assignment or transfer by an Existing Lender under this Clause 24, the relevant New Lender agrees to be bound by any consent, waiver or decision given or made by such Existing Lender in connection with the Finance Documents prior to such assignment or transfer.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender no later than five (5) Business Days prior to the proposed Transfer Date. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Security Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

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(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

24.7	Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 24, each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

24.8	Costs resulting from change of Lender or Facility Office

(a)	Subject to paragraph (b), if:

(i)	a Lender assigns or transfers any or all of its rights or obligations under this Agreement to any New Lender or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date on which such assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or (as the case may be) the Lender acting through its new Facility Office under paragraph (c) of Clause 13.2 (Tax gross-up), Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs), then the entitlement of the New Lender or (as the case may be) the Lender acting through its new Facility Office to receive payment under those Clauses by reference to such circumstances existing at the date of such assignment, transfer or change (or a continuation of such circumstances) shall be limited to the same extent as the entitlement of such Lender or (as the case may be) such Lender acting through its previous Facility Office had such assignment, transfer or change not occurred.

(b)	Paragraph (a) and the limitations thereunder shall not apply in the case of any assignment or transfer by the Lender of any or all of its rights and/or obligations under this Agreement or any change by the Lender of its Facility Office where such assignment, transfer or change is made:

(i)	due to or in connection with any unlawfulness referred to in Clause 7.1 (Illegality);

(ii)	pursuant to Clause 16.1 (Mitigation);

(iii)	when an Event of Default is continuing; or

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(iv)	with the prior written consent of the Borrower.

25.	Disclosure of information

25.1	Any Finance Party, its officers and agents may disclose information (on a confidential basis) relating to, any Obligor or Group Member and their account(s) and/or dealing relationship(s) with the Finance Parties and the Finance Documents, including but not limited to details of the Obligors’ facilities, any Security taken, transactions undertaken and balances and positions with the Finance Parties, as that Finance Party shall consider appropriate to:

(a)	the head office of the Lender, any of its Subsidiaries or Subsidiaries of its Holding Company, Affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

(b)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)	any actual or potential assignee, novatee, transferee, participant or sub-participant in relation to any of the Lender’s rights and/or obligations under any Finance Document (or any agent or adviser of any of the foregoing);

(d)	any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties;

(f)	any other person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation (which shall include, without limitation, filing this Agreement and any of the other Finance Documents with the U.S. Securities and Exchange Commission (“SEC”) and including descriptions of this Agreement and any of the other Finance Documents in any proxy or other document filed with or submitted to the SEC); or

(g)	any person permitted by the relevant Obligor.

25.2	The Borrower acknowledges the following:

(a)	the Borrower has received and read the Bank’s Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance and the Code of Practice on Consumer Credit Data; and

(b)	the Borrower has notified, or will, notify each of its Relevant Individuals, that the Lender may, in the course of providing banking services to the Borrower, receive Borrower information in respect of that Relevant Individual.

For the purpose of the above, a “Relevant Individual” is defined as being one of the following (but not limited to) Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department heads, corporate officers (e.g. authorized signatories, company secretary etc.), directors, major shareholders, beneficial owners, and guarantors (where applicable).

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25.3	Sub-participation

For the avoidance of doubt, any Lender may grant sub-participations in respect of any or all of its rights and/or obligations under any Finance Document to any person without the prior written consent of the Obligors.

26.	Changes to the Obligors

26.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors and Security

(a)	Each Obligor shall ensure that:

(i)	FC Delaware shall become an Additional Guarantor on or prior to the Acquisition Effective Time; and

(ii)	(A) the Equity Interest of any Group Member established, incorporated or acquired in the PRC, which is itself a direct wholly-owned Subsidiary of a Group Member established, incorporated or acquired in a jurisdiction other than the PRC, shall be pledged on a first priority basis in favour of the Security Agent to secure the Guaranteed Obligations at the time of relevant establishment, incorporation or acquisition (subject to the proviso in paragraph (b) of Clause 4.4 (Condition subsequent - others) and with the reference in Clause 4.4(b) to “such 3-month period” being deemed to be a reference to the 3 months’ period commencing on the date of its relevant establishment, incorporation or acquisition, and (B) the directors of the Group shall deliver an undertaking letter with respect to such pledge to the Security Agent substantially in the form of the Director’s Undertaking Letter at the time of relevant establishment, incorporation or acquisition;

(iii)	the Equity Interest of any Group Member established, incorporated or acquired in a jurisdiction other than the PRC shall be pledged on a first priority basis in favour of the Security Agent to secure the Guaranteed Obligations at the time of relevant establishment, incorporation or acquisition; and

(iv)	each new Group Member established, incorporated, or acquired in a jurisdiction other than the PRC shall at the time of relevant establishment, incorporation or acquisition in accordance with paragraph (b) below:

(A)	become an Additional Guarantor; and

(B)	provide first priority fixed and floating security in favour of the Security Agent over all of its assets (save for any of its bank or deposit accounts which shall be in favour of the Facility Agent) to secure the Guaranteed Obligations,

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and each Obligor must use, and must procure that any other member of the Group that is a potential Additional Guarantor or provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate any constraints on the provision of the guarantee contained in Section 18 (Guarantee or Indemnity) section by any Additional Guarantor, or provision of any Transaction Security in accordance with sub-paragraph (B) above.

(b)	A Group Member shall become an Additional Guarantor if:

(i)	the Borrower and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Deed to this Agreement; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 1 (Conditions Precedent), each in form and substance reasonably satisfactory to the Lender.

(c)	The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) such Accession Deed and all the documents and other evidence listed in Part II of Schedule 1 (Conditions Precedent).

(d)	Any guarantee or Transaction Security to be granted pursuant to this Clause 26.2 shall not be created or perfected to the extent that it would:

(i)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction or would cause the grantor of such guarantee or Transaction Security to be in breach of any applicable law or regulation of any applicable jurisdiction; or

(ii)	result in a significant risk to the officers of the grantor of such guarantee or Transaction Security of contravention of their fiduciary duties and / or of civil or criminal liability.

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SECTION 10

THE FINANCE PARTIES

27.	Role of the FACILITY Agent, SECURITY AGENT and the Arrangers

27.1	Appointment of the Agents

(a)	Each of the other Finance Parties appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.

(b)	Each of the Finance Parties appoints each Agent to act as its agent and security agent under and in connection with the Finance Documents.

(c)	Each of the other Finance Parties authorises the Agents to exercise the rights, powers, authorities and discretions specifically given to the Agents under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)	Each Agent declares that it shall hold the Security constituted under the Security Documents to which it is party on trust for the Finance Parties on the terms contained in this Agreement and the Security Documents.

27.2	Duties of the Agents

(a)	The Agents shall promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agents are not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If any Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(d)	If any Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to the Facility Agent, Security Agent or an Arranger) under this Agreement it shall promptly notify the other Lenders.

(e)	Each Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agents shall have no other duties save as expressly provided for in the Finance Documents.

27.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

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27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes any Agent or any Arranger as a trustee or fiduciary of any other person, except to the extent expressly provided in Clause 27.1 (Appointment of the Agents).

(b)	Neither the Agents nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agents and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Member.

27.6	Rights and discretions of the Agents

(a)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	(in respect of the Security Agent only) (if it received any instructions or directions from the Facility Agent to take any action in relation to any Security) all applicable conditions under the Finance Documents for taking that action have been satisfied.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts in consultation with the Borrower.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

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(e)	Each Agent may disclose to any other Party any information it reasonably believes it has received as Facility Agent or (as the case may be) Security Agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agents nor the Arrangers are obliged to do or omit to do anything if it would or might in their reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent or (as the case may be) Security Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or (as the case may be) Security Agent); and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	An Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agents are not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.8	Facility Agent’s instructions

(a)	Unless a contrary indication appears in a Finance Document, the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Facility Agent.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Facility Agent to the Security Agent will be binding on all other Finance Parties.

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(c)	The Security Agent for so long as it is unable to obtain instructions from or to communicate with the Facility Agent after making reasonable attempts to do so, shall refrain from acting under this Agreement until such time as it is able to obtain instructions from or to communicate with the Facility Agent and shall not be liable to any Finance Party as a result of any such inaction.

27.9	Responsibility for documentation

Neither the Agents nor the Arrangers:

(a)	are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agents, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.10	Exclusion of liability

(a)	Without limiting paragraph (b)

below, the Agents shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i)	any Agent having taken or having omitted to take any action under or in connection with any Finance Document, unless directly caused by such Agent’s gross negligence or wilful misconduct; or

(ii)	any delay in the crediting to any account of an amount required under the Finance Documents to be paid by an Agent, if that Agent shall have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for the purpose of such payment.

(b)	No Party (other than the Agents) may take any proceedings against any officer, employee or agent of the Agents in respect of any claim it might have against the Agents or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agents may rely on this Clause.

(c)	Nothing in this Agreement shall oblige the Agents or the Arrangers to conduct any “know your customer” or other procedures in relation to any person on behalf of any Lender and each Lender confirms to the Agents and the Arrangers that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by the Agents or the Arrangers.

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27.11	Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify an Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by that Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) in acting as Agent or (as the case may be) Security Agent under the Finance Documents (unless that Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12	Resignation of the Agents

(a)	An Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong and Taiwan as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively an Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent or (as the case may be) Security Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Facility Agent or Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or (as the case may be) Security Agent.

(d)	A retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent or (as the case may be) Security Agent under the Finance Documents.

(e)	An Agent’s resignation notice shall take effect only upon the appointment of a successor.

(f)	Upon the appointment of a successor, a retiring Agent shall, subject to paragraph (d) above, be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (b) above. In this event, that Agent shall resign in accordance with paragraph (b) above.

(h)	In relation to the Security Agent, any appointment referred to in this Clause 27.12 (Resignation of the Agents) may only be made if the successor Security Agent accedes to the Security Documents.

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27.13	Confidentiality

(a)	Each of the Facility Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent or Security Agent, it may be treated as confidential to that division or department and the Facility Agent or (as the case may be) Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agents nor the Arrangers are obliged to disclose to any other person (i) any confidential information; or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.14	Relationship with the Lenders

(a)	Subject to Clause 30.2 (Distributions by the Facility Agent), each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agents with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agents and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Group Member;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

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(d)	the adequacy, accuracy and/or completeness of the information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Deduction from amounts payable by the Agents

If any Party owes an amount to an Agent under the Finance Documents that Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.17	Agents’ Management Time

Any amount payable to the Agents under Clause 15.3 (Indemnity to the Agents), Clause 17 (Costs and expenses) and Clause 27.11 (Lenders’ indemnity to the Agents) shall include the cost of utilising the Agents’ management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agents may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agents under Clause 12 (Fees).

27.18	Foreign Security

In relation to any Security Document governed by a law other than Hong Kong law each Finance Party:

(a)	shall execute and deliver any Security Document which, under applicable law, cannot be entered into by an Agent on its behalf, for example, because the security constituted by the Security Document must be entered into by it as creditor having a pro rata claim of the claims secured thereby;

(b)	grants each Agent power of representation in relation to the execution, enforcement and administration of the Security Documents; and

(c)	shall enter into such notarial deeds or other deeds or documents as are required under any applicable law relating to the security constituted by the Security Documents to enable the Facility Agent or the Security Agent or another attorney-in-fact to execute any Security Document on such Finance Party’s behalf and administer and enforce such Security.

27.19	Contractual effect

(a)	If, in relation to any Security Document in any jurisdiction in which the same may be situated, the constitution of the trusts pursuant to this Agreement and the rights and obligations conferred on any Person thereby (whether or not a party to this Agreement) would not be recognised as creating enforceable rights and obligations by applicable law, then this Agreement shall, to such extent, be construed as constituting the equivalent rights and obligations as a matter of contract, provided always that, in the event that the foregoing provisions of this Clause take effect so that this Agreement operates as a matter of contract, no Agent shall have any additional or incremental duties, obligations, responsibilities or liabilities over and above those which would have existed had the said trusts, rights and obligations been so recognised; and

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(b)	in the event that there are any inconsistencies between the provisions of this Agreement and the provisions of any of the Security Documents, the provisions of this Agreement shall prevail.

27.20	Additional protection for the Security Agent in relation to Security

(a)	Each Agent may accept without investigation, requisition or objection such right and title as any Obligor may have to any of the Charged Assets and the other Security created in favour of such Agent (as trustee for the Finance Parties) by any Security Document and shall not be bound or concerned to examine or enquire into or be liable for any defect or failure in the right or title of any Obligor to all or any of the Charged Assets whether such defect or failure was known to such Agent or might have been discovered upon examination or enquiry and whether capable of remedy or not.

(b)	No Agent shall be liable for any failure, omission or defect in perfecting, protecting or further assuring any Security created under the Security Documents including (without prejudice to the generality of the foregoing) (a) any failure, omission or defect in registering or filing or procuring registration or filing of, or otherwise protecting or perfecting any Security created under the Security Documents or the priority thereof or the right or title of any person in or to the assets comprised in any Security created under the Security Documents by registering under any applicable registration laws in any applicable territory any notice or other entry prescribed by or pursuant to the provisions of any such laws; and (b) any failure or omission to require any further assurances in relation to any Security created under the Security Documents.

(c)	No Agent shall be responsible for any unsuitability, inadequacy or unfitness of any Charged Assets as security for any or all of the obligations under any or all of the Finance Documents and no Agent shall be obliged to make any investigation into, and shall be entitled to assume, the suitability, adequacy and fitness of any Charged Assets as security for any or all of the obligations under any or all of the Finance Documents.

(d)	No Agent shall be responsible for investigating, monitoring or supervising the observance or performance by any person in respect of any Charged Assets or otherwise.

(e)	No Agent shall be responsible for any loss, damage, cost, charge, claim, demand, expense, judgment, action, proceeding or other liability (including, without limitation, in respect of Taxes) or any Indirect Taxes charged or chargeable in respect thereof (“Liability”) occasioned to any Security created under the Security Documents however caused, whether by an act or omission of any Obligor or any other person (including, without limitation, any bank, broker, depositary, warehouseman or other intermediary or any clearing system or operator thereof) acting in accordance with or contrary to the provisions of any of the Finance Documents or otherwise and irrespective of whether any Security created under the Security Documents is held by or to the order of any of such persons, unless such Liability is resulted from the fraud, wilful default or gross negligence of such Agent.

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(f)	Without prejudice to the obligations of the Obligors relating to insurance under the Finance Documents, neither Agent shall be under any obligation to insure any of the Security created under any Security Documents or any deeds or documents of title or other evidence in respect thereof nor to require any other person to maintain any such insurance or monitor the adequacy of any such insurance and no Agent shall be responsible for any Liability which may be suffered as a result of the lack of or inadequacy of any such insurance.

(g)	No Agent shall be responsible for any Liability occasioned by the operation (whether by any Obligor or otherwise) of any account subject to any Security created under the Security Documents whether by depreciation in value or by fluctuation in exchange rates or otherwise unless such Liability is attributable to the operation of such account by such Agent after the enforcement of Security over such account and is occasioned by the fraud, wilful misconduct or gross negligence of the such Agent.

(h)	No Agent shall be liable for any decline in the value nor any loss realised upon any sale or other disposition of any of the Charged Assets made pursuant to any Finance Document.

(i)	No Agent shall have any responsibility whatsoever to any Obligor or any other Finance Party as regards any deficiency which might arise because such Agent is subject to any Tax in respect of all or any of the Charged Assets, the income therefrom or the proceeds thereof.

(j)	No Agent shall be obliged (whether or not directed by the Finance Parties) to perfect the legal title to any Security created under any Security Documents in its name or any of the related collateral security if, in its opinion, such perfection would or might result in such Agent becoming liable to or incurring any obligation to any Obligor under any Security created under any Security Documents or any of the related collateral security and/or in its opinion, there is or would be insufficient cash to discharge, in accordance with the provisions of the Finance Documents, such liabilities or obligations as and when they arise.

(k)	No Agent shall, nor shall any receiver appointed pursuant to any Finance Document or any attorney or agent of such Agent by reason of taking possession of the whole or any part of the Charged Assets or any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever, be liable for any loss or damage arising from (i) the realisation of the whole or any part of the Charged Assets or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest, (ii) any act, default or omission in relation to all or any of the Charged Assets or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest or from any act, (iii) default or omission in relation to the whole or any part of the Charged Assets or (iv) any exercise or non-exercise by it of any right, remedy or power conferred upon it in relation to the whole or any part of the Charged Assets or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest, in each case by or pursuant to any Finance Document or otherwise, unless such loss or damage is caused by its fraud, wilful default or gross negligence.

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28.	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	Sharing among the Finance Parties

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30(Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

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29.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11

ADMINISTRATION

30.	Payment mechanics

30.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

30.2	Distributions by the Facility Agent

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4(Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)	The Facility Agent shall distribute payments received by it in relation to all or any part of the Loan to the Lender indicated in the records of that Agent as being so entitled on that date provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 24 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

30.3	Distributions to an Obligor

The Facility Agent may (with the consent of an Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

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(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

30.5	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice and otherwise to reflect the change in currency.

31.	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	Enforcement of Security

32.1	Enforcement

Each Agent shall (subject to the provisions contained in Clause 27.11(Lenders’ indemnity to the Agents)) enforce the security constituted by the Security Documents (in accordance with the terms of the Security Documents) (and in the case of the Security Agent, at the direction of the Facility Agent) if the Loans have been declared to be immediately due and payable by the Facility Agent under Clause 23.21(Acceleration) and the Facility Agent may in its discretion invoke the requirements of Clause 27.7(c)(Majority Lenders’ instructions) as a precondition to any such action.

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32.2	Payment of Taxes

Each of the Agents shall be entitled to make the deductions and withholdings (on account of Taxes or otherwise) from payments to it under the Finance Documents, which it is required by any applicable law to make and to pay all Taxes assessed against it in respect of any assets charged or assigned pursuant to the Security Documents or by virtue of its capacity as agent or any act done by it in such capacity. The Obligors agree that the obligations secured by the Security Documents will only be discharged by virtue of receipt or recovery by the relevant Agent of monies and payments made by such Agent to the extent the relevant Finance Party actually receives monies and payments from such Agent.

32.3	Application of Recoveries

All sums recovered by any of the Finance Parties by the enforcement of the Security Documents shall be paid to the Facility Agent and applied or, if directed by the Facility Agent, paid to a Party to be applied, in accordance with Clause 30.5(Partial payments)

33.	Notices

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each of the Borrower, the Original Guarantor and the Original Lender, that identified with its name below;

(b)	in the case of any other Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of an Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

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(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent’s signature below (or any substitute department or officer as that Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

33.4	Electronic communication

(a)	Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agents and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between an Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent and/or the Security Agent only if it is addressed in such a manner as the Facility Agent and/or the Security Agent shall specify for this purpose.

33.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

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(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	Calculations and certificates

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the market practice differs, in accordance with that market practice.

35.	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	Amendments and waivers

37.1	Required consents

(a)	Subject to Clause 37.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

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(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)	Clause 2.2(Finance Parties’ rights and obligations), Clause 24(Changes to the Lenders), Clause 29(Sharing among the Finance Parties) or this Clause 37;

(vii)	the manner in which the proceeds from any enforcement of the Security created under the Security Documents are distributed;

(viii)	a change in the Borrower, the release of, or change in the nature or scope of, any guarantee and indemnity granted under Clause 18 (Guarantee and indemnity) or any Security created under the Security Documents unless expressly permitted by a Finance Document; or

(ix)	the currency in which the Loan is denominated,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Agent or an Arranger may not be effected without the consent of the Facility Agent, the Security Agent or (as the case may be) such Arranger.

38.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

39.	Governing law

This Agreement is governed by Hong Kong law.

40.	Enforcement

40.1	Jurisdiction

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):

(a)	irrevocably appoints Law Debenture Services (H.K.) Limited as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

The Borrower expressly agrees and consents to the provisions of this Clause 40.

40.3	Waiver of immunity

Each Obligor party hereto waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and/or

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

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In witness whereof each Agent (for the purposes of the trust created herein) and each Guarantor has caused this Facility Agreement to be executed and delivered as a deed on the day and year first above written and all other parties have caused this Facility Agreement to be executed under hand on the day and year first above written.

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Schedule 1

Conditions Precedent

Part I – Conditions Precedents to Utilisation

1.	Corporate Documents

(a)	A copy of the constitutional documents of each Corporate Obligor and GGH and each WFOE.

(b)	A copy of a resolution of the board of directors of each Corporate Obligor and GGH and each WFOE:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of each Corporate Obligor and GGH (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

(e)	A certificate of each Corporate Obligor and GGH (each signed by a director) confirming that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	A certificate of good standing issued by the Cayman Islands Registrar of Companies in respect of each Obligor incorporated in the Cayman Islands as of a date no earlier than ten (10) Business Days prior to the Utilisation Date.

(g)	A registered agent certificate issued by the registered agent of GGH.

2.	Legal opinions

(a)	A legal opinion of White & Case, legal advisers to the Finance Parties in Hong Kong and New York, substantially in the form distributed to the Facility Agent prior to signing this Agreement.

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(b)	A legal opinion of Maples and Calder, legal advisers to the Finance Parties in the Cayman Islands and the British Virgin Islands, substantially in the form distributed to the Facility Agent prior to signing this Agreement.

(c)	A legal opinion of Global Law Office, legal adviser to the Finance Parties in PRC, substantially in the form distributed to the Facility Agent prior to signing this Agreement.

(d)	A legal opinion of Snell & Wilmer LLP, legal advisers to the Borrower in the State of Utah, in the Agreed Form.

(e)	A legal opinion of Ray Quinney & Nebeker, legal advisers to the Target in the State of Utah, in the Agreed Form.

(f)	A legal opinion of legal advisor acceptable to the Facility Agent in each of the jurisdictions where the NBWD Lenders are incorporated, in respect of the NBWD Subordination Agreement in the Agreed Form.

3.	Transaction Documents

(a)	A copy of each of the Transaction Documents (other than the Finance Documents) executed by the parties to those documents.

(b)	The Finance Documents (other than the Security Documents, the NBWD Subordination Agreement, the Directors’ Undertaking Letter and the Target Accession Documents) (together with all ancillary documents relating thereto), each duly executed and delivered by all parties thereto.

(c)	The Security Documents, the NBWD Subordination Agreement, the Directors’ Undertaking Letter and the Target Accession Documents, each duly executed by each party to it but undated.

(d)	A copy of the RMB Finance Documents and each Property Mortgage each duly executed by the parties thereto.

4.	Equity Contributions

(a)	Evidence that (x) the Sponsors are collectively the beneficial and legal owner of the entire Equity Interest of the Holdco (in the case of Mr Leng, indirectly through GGH) and that the shares of the Holdco issued to MSPEA and GGH have been validly issued and fully paid-up, and (y) the Holdco is the beneficial and legal owner of the entire Equity Interest of the Borrower and that the shares of the Borrower issued to the Holdco have been validly issued and fully paid-up.

5.	The Acquisition

(a)	Evidence that the Acquisition and the Acquisition Agreement have been duly approved by the shareholder meeting of the Target, consistent with the Acquisition Documents; and

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(b)	A copy of each Requisite Regulatory Approval (if any), including without limitation evidence (which, for the avoidance of doubt, may be in the form of an email confirmation from counsel to the Target or counsel to the Special Committee of the Board of Directors of the Target) that the U.S. Securities and Exchange Commission has confirmed that it has no further comments on the proxy statement filed by the Target in connection with the Acquisition Agreement.

(c)	A copy of each Report certified by a director or an authorised signatory of the Borrower to be a true and complete copy of the original.

(d)	A copy of the Paying Agent Agreement.

6.	Other documents and evidence

(a)	The Group Structure Chart.

(b)	Evidence that all process agents referred to in the Financing Documents have accepted their appointment.

(c)	A certificate signed by Mr Liu Hua, one of the Management Sponsors, confirming to the best of his knowledge and in his opinion after due enquiry that Holdco and the other Corporate Obligors will continue to be solvent immediately after the Acquisition Effective Time.

(d)	Receipt by the Account Bank of all documentation (signed but undated) necessary for it to open the Interest Reserve Account and each Collection Account.

(e)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers (acting reasonably) to be necessary or desirable (if it has notified the Borrower accordingly and with reasonably sufficient time for delivering) in connection with the entry into of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document in each case as a result of any change in, or change in official interpretation of, any applicable law or regulation since the Signing Date.

(f)	The Original Financial Statements:

(g)	The Funds Flow Memo which shall evidence that:

(i)	the aggregate of the Equity Contributions plus the value of Management Sponsors contribution (calculated as an amount equal to the number of Rollover Shares times the Merger Consideration per Rollover Share, the “Management Sponsors Contribution”) to be made on or before the Utilisation Date will not be less than 64% of an amount equal to the Acquisition Consideration plus the Management Sponsors Contribution;

(ii)	the “Maximum Closing Leverage” (as defined below) does not and will not exceed 3.80 times, where the “Maximum Closing Leverage” shall be calculated as (x) the proposed Utilisation under the Facility plus the aggregate Borrowings of the Target Group (and the proviso set forth at the end of Clause 21.1 (Financial Condition) shall apply to the calculation of such Borrowings), divided by (y) the consolidated EBITDA of the Target Group:

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(A)	for a Utilisation prior to the delivery of the financial statements of the Target Group for the financial year ended 31 December 2012 pursuant to paragraph (a) of Clause 20.1(Financial statements), for the nine Months ending 30 September 2012 on an annualised basis; or

(B)	otherwise, for the twelve Months ending on the most recently ended financial quarter in respect of which the Target Group has published audited or unaudited financial statements on an actual basis.

(h)	Evidence of Mr. Leng’s identity and place of residence.

(i)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17(Costs and expenses) have been paid or will be paid out of the Utilisation.

(j)	Authority in form and substance reasonably satisfactory to the Facility Agent, Security Agent and/or the Account Bank for it (or its counsel) (as applicable) to date as of the Loan Release Time any undated documents to which any entity is party and which are delivered pursuant to this Schedule.

122

Part II - Conditions Precedents required to be
delivered by an Additional Guarantor

1.	An Accession Deed, duly executed by the Additional Guarantor and the Borrower.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is a party and resolving that it execute the Accession Deed;

(b)	authorising a specified person or persons to execute the Accession Deed on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A certificate of the Additional Guarantor (signed by a director) confirming that:

(a)	guaranteeing the Total Commitments and other liabilities arising under the Finance Documents would not cause any guaranteeing or similar limit binding on it to be exceeded; and

(b)	each copy document relating to it specified in this Part II of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Deed.

123

6.	With respect to any Additional Guarantor incorporated in the United States of America; a solvency certificate.

7.	All Accession Deeds.

8.	Any Security Documents(s) which are required by the Facility Agent or Security Agent in accordance with the Facility Agreement to be executed by the proposed Additional Guarantor, and any documents deliverable thereunder on the effectiveness thereof.

9.	A legal opinion of the legal advisers to the Finance Parties in the jurisdiction in which the Additional Guarantor is incorporated.

10.	A legal opinion of the legal advisors to the Finance Parties with respect to each other Security Documents, Accession Deed and Transactions contemplated by such documents, accession or joinder.

11.	A Group Structure Chart.

12.	All documents with respect to the relevant accession or new Security pursuant to the terms of any Finance Document or, with respect to any document that by its nature, the terms of the Finance Document or the nature of the transaction cannot be delivered at the relevant closing, evidence that such document will be delivered within a reasonable time thereafter and agreement by the relevant Obligor to so deliver.

124

Schedule 2

Utilisation Requests

From:    Platinum Infant Formula Holding Limited

To:        Cathay United Bank as the Facility Agent

Dated:

Dear Sirs,

US$50,000,000 Term Loan Facility Agreement dated [                      ] 2013 with Platinum Infant Formula Holding Limited as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	US$

Amount:	[●]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent), to the extent applicable, is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan (save for US$[___], being the agreed deduction for [●]) should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[Platinum Infant Formula Holding Limited]

125

Schedule 3

Existing Onshore Facilities

Bank		Borrower	Outstanding as at 28-Jan-2013 RMB 000s	Date
Short-Term Bank Loans
1	China Construction Bank	Gannan WFOE	20,000	29-Aug-13

2	China Construction bank	Gannan WFOE	10,000	19-Sep-13

3	Agricultural Development Bank of China	Heilongjiang WFOE	50,000	18-Nov-13

4	Agricultural Development Bank of China	Gannan WFOE	50,000	9-Jul-13

5	Agricultural Development Bank of China	Heilongjiang WFOE	150,000	18-Nov-13

6	China Construction Bank	Gannan WFOE	20,000	5-Dec-13

7	China Construction Bank	Heilongjiang WFOE	16,000	3-Dec-13

8	China Construction Bank	Heilongjiang WFOE	12,000	1-Jul-13

9	China Construction Bank	Heilongjiang WFOE	16,000	3-Dec-13

10	China Construction Bank	Heilongjiang WFOE	12,000	1-Jul-13

11	Ping An Bank	Heilongjiang WFOE	40,000	26-Dec-13

Total			396,000

Long-Term Bank Loans
12	Agricultural Development Bank of China	Gannan WFOE	15,159	30-Jun-13 23-Dec-13

13	Agricultural Development Bank of China	Gannan WFOE	22,250	30-Jun-13 23-Dec-13

Total			37,409

126

Schedule 4

Form of Compliance Certificate

From:    Platinum Infant Formula Holding Limited

To:        Cathay United Bank as the Facility Agent

Dated:

Dear Sirs,

US$50,000,000 Term Loan Facility Agreement dated [                      ] 2013 with Platinum Infant Formula Holding Limited as borrower (as amended from time to time, the “Agreement”)

We refer to the Agreement (as the same may from time to time be amended, varied, supplemented, restated or novated). Terms defined in the Agreement shall have the same meanings when used in this certificate.

We confirm that, in respect of the last day of the Relevant Period ending on [•]:

[insert details of the financial covenants to be certified including calculations]

We confirm that no Default is continuing.*

[We enclose the current Group Structure Chart.]**

[Authorized Signatory]	[Authorized Signatory]

For and on behalf of

Platinum Infant Formula Holding Limited

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

** To be included where required in accordance with of Clause20.2 (Provision and contents of Compliance Certificates)..

127

Schedule 5

Form of Accession Deed

To:             Cathay United Bank as the Facility Agent

From:         [Subsidiary] and [Platinum Infant Formula Holding Limited]

Dated:

Dear Sirs,

US$50,000,000 Term Loan Facility Agreement dated [                      ] 2013 with Platinum Infant Formula Holding Limited as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement and the other Finance Documents as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors and Security) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	[Subsidiary’s] administrative details for the purposes of the Agreement and the Intercreditor Agreement are as follows:

Address:

Fax No.:

Attention:

4.	[Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to give a guarantee, indemnity or other assurance against loss in respect of Liabilities under each Finance Document as specified under the Agreement.

IT IS AGREED as follows:

The Acceding Debtor confirms that it intends to be party to the Agreement as an Obligor, undertakes to perform all the obligations expressed to be assumed by an Obligor under the Agreement and agrees that it shall be bound by all the provisions of the Agreement as if it had been an original party to the Agreement.

5.	The representations to be made under Clause 19.29 (Times when representations made) of the Agreement are true and correct in all material respects in relation to [Subsidiary] as if made by reference to the facts and circumstances existing on the date of this Accession Deed.

128

6.	[Subsidiary] agrees to appoint [●] to act on its behalf as its agent in relation to the Finance Documents pursuant to Clause 40.2 (Service of process).

7.	This Accession Deed is governed by Hong Kong law.

THIS ACCESSION DEED has been signed on behalf of the Facility Agent, signed on behalf of the Borrower and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

SEALED AS A DEED by	)
[Subsidiary]	)
)
	)	[Common Seal]

in the presence of:

Director

The Borrower
[Platinum Infant Formula Holding Limited]
By:

CATHAY UNITED BANK as the Facility Agent

129

Schedule 6

Form of Transfer Certificate

To:           Cathay United Bank as Facility Agent

From:       [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

US$50,000,000 Term Loan Facility Agreement dated [                      ] 2013 with Platinum Infant Formula Holding Limited as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms used in the Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [______].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 24.1 (Assignments and transfers by the Lenders).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by Hong Kong law.

130

THE SCHEDULE

Commitment/rights and obligations to be transferred

Transfer Details:

Nature: [insert description of facility(ies) transferred]
Final Maturity:	[	]
Participation Transferred
Commitment Transferred
Drawn Amount:	[	]
Undrawn Amount:	[	]

Administration Details:

New Lender’s Receiving Account:	[	]
Address:	[	]
Telephone:	[	]
Facsimile:	[	]
Email:	[	]
Attn/Ref:	[	]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [_____].

Cathay United Bank

By:

131

Schedule 7

Existing Security & GUARANTEE

List of Land Pledged for Security

						Land use right period
	Owner of land	Area (Sqm)	Bank	Useful life (Years)	Pledge Status	From	To
1	Heilongjiang WFOE	33,619	Agricultural Development Bank of China	50	Pledged under #3 Loan	18-Nov-10	18-Nov-60
2	Heilongjiang WFOE	40,581	Agricultural Development Bank of China	50	Pledged under #3 Loan	19-Nov-03	18-Nov-53
3	Heilongjiang WFOE	124,086	Agricultural Development Bank of China	39	Pledged under #3 Loan	14-Aug-07	14-Aug-46
4	Heilongjiang WFOE, Qiqihaer Branch [Chinese language characters excluded]	89,785	China Construction Bank	9	Pledged under #9 Loan	18-Mar-08	18-Dec-17
5	Gannan WFOE	300,000	Agricultural Development Bank of China	50	Pledged under #13 Loan	25-Jun-06	25-Jun-56
6	Qiqihaer Feihe Soybean Co., Limited	107,205	China Construction Bank	39	Pledged under #10 Loan	9-Apr-08	7-Apr-47

List of Fixed Assets Pledged for Security

	Owner of Fixed Asset	Bank	Pledge Contract	Pledged Status	Pledged Item
1	Heilongjiang WFOE	Agricultural Development Bank of China	23020900-2012[Chinese language characters excluded] 0001 [Chinese language characters excluded]	Pledged under #3 Loan	- Ownership of houses located in Qingxiang Street, Kedong Town, Kedong County, Qiqihaer, Heilongjiang, China
2	Qiqihaer Feihe Soybean Co., Limited	China Construction Bank	[Chinese language characters excluded] (2012) 010 [Chinese language characters excluded]	Pledged under #10 Loan	- Ownership of houses located in Chun He Street, Kedong Town, Kedong County, Qiqihaer, Heilongjiang, China
3	Heilongjiang WFOE	Ping An Bank	[Chinese language characters excluded] 20121225 [Chinese language characters excluded] 001 [Chinese language characters excluded]	Pledged under #11 Loan	- Ownership of houses at Floor 12, Block 3, 10 Jiu Xian Qiao Road, Chaoyang District, Beijing, China
4	Gannan WFOE	Agricultural Development Bank of China	23020500-2012[Chinese language characters excluded] 003 [Chinese language characters excluded]	Pledged under #4 Loan	- Equipments of Gannan WFOE
5	Heilongjiang WFOE, Qiqihaer Branch [Chinese language characters excluded]	China Construction Bank	[Chinese language characters excluded](2011) 037	Pledged under #9 Loan	- Ownership of houses located in Ang Ang Xi District, Qiqihaer, Heilongjiang, China

132

List of Guarantee

	Borrower	Bank	Contract	Guarantee Status	Guarantor
1	Gannan WFOE	China Construction Bank	[Chinese language characters excluded](2012) 024	Guarantee under #1 Loan	- Heilongjiang WFOE
2	Gannan WFOE	China Construction Bank	[Chinese language characters excluded](2012) 027	Guarantee under #2 Loan	- Heilongjiang WFOE
3	Gannan WFOE	China Construction Bank	[Chinese language characters excluded](2012) 040	Guarantee under #6 Loan	- Heilongjiang WFOE
4	Gannan WFOE	Agricultural Development Bank of China	23020500-2009 [Chinese language characters excluded]0001[Chinese language characters excluded]	Guarantee under #12 Loan	- Langfang WFOE

133

Schedule 8

Disclosed Litigation

Third Judicial District Court in and for Salt Lake City County, State of Utah

•	Frank v. Feihe Int’l, No. 120906911 (October 9, 2012)

•	Tobin v. Leng, No. 120906914 (October 9, 2012)

•	One Horizon Foundation v. Leng, No. 120907167 (October 19, 2012)

•	On December 11, 2012, these three actions were consolidated. The caption for the consolidated action is In re Feihe International Shareholder Litigation, No. 120906911

Superior Court of the State of California, Los Angeles County

•	Fan v. Leng, No. BC495605

•	Taylor v. Leng, No. GC050326

•	Dong v. Leng, No. BC498856

134

SIGNATURE PAGE

As Borrower

Platinum Infant Formula Holding Limited

By:	/s/ You-Bin Leng

Address: 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands

Attention:	Boris Brady

Telephone:	+1 713 568 1251

Facsimile:	+1 345 945 4757

As Original Guarantor

EXECUTED AS A DEED by	)	/s/ You-Bin Leng
Diamond Infant Formula Holding Limited:	)	Duly Authorised Signatory
)
)
	)	Name:	You-Bin Leng
)
	)	Title:	Director
)

in the presence of:

/s/ Eva Yu
Signature of Witness

Name:	Eva Yu

Address:	19th Floor, Tower 1 of China Central Place No. 81 Jianguo Lu, Beijing 100025 PRC

Occupation:	Lawyer

As Original Guarantor

EXECUTED AS A DEED by	)	/s/ You-Bin Leng
Infant Formula Merger Sub Holding Inc.	)	Duly Authorised Signatory
)
)
	)	Name:	You-Bin Leng
)
	)	Title:	Director
)

in the presence of:

/s/ Eva Yu
Signature of Witness

Name:	Eva Yu

Address:	19th Floor, Tower 1 of China Central Place No. 81 Jianguo Lu, Beijing 100025 PRC

Occupation:	Lawyer

As Original Guarantor

SIGNED SEALED and DELIVERED	)
As a deed by Mr. You-Bin Leng	) /s/ You-Bin Leng
in the presence of:-)

/s/ Eva Yu
Signature of Witness

Name:	Eva Yu

Address:	19th Floor, Tower 1 of China Central Place No. 81 Jianguo Lu, Beijing 100025 PRC

Occupation:	Lawyer

As Mandated Lead Arranger and Original Lender

CATHAY UNITED BANK

By: KE JIUNN LIANG [Chinese language characters excluded] /s/ Ke Jiunn Liang

Address: 10F, NO.216, Sec1, Sanmin Rd, Banciao Dist, New Taipei City , Taiwan (R.O.C.)

Attention: TSAO TZU CHEN [Chinese language characters excluded]

Telephone: 886-2-89526666 Ext.1525

Facsimile: 886-2-89526566

As Facility Agent

Executed and delivered as a Deed on behalf of CATHAY UNITED BANK	Signature(s) /s/ Ke Jiunn Liang
Incorporated in [TERRITORY/COUNTRY] by
[FULL NAME OF PERSON(S) SIGNING] being
[a] person[s] who in accordance with the laws
of that territory/country [is]/[are] acting
under the authority of the company	Authorised signator[y/ies]

[KE JIUNN LIANG]

Address: 6F, No.65 Guan Chien Rd. Taipei 10047, Taiwan (R.O.C)

Attention: Ellen Chen/ Irene Chen

Telephone: +886 2312 5772/ +886 2312 5795

Facsimile:+886 2388 8727

As Mandated Lead Arranger and Original Lender

WING LUNG BANK LIMITED

By: XU ZHI HONG     /s/ Xu Zhi Hong

Address: 8F, 45 Des Voeux Road Central, Wing Lung Bank Building, Hong Kong

Attention: Wilfred Cheung [Chinese language characters excluded]

Telephone: 852-29528834

Facsimile: 852-28104873

As Security Agent

Signed, sealed and delivered as a Deed by [NAME OF APPOINTED ATTORNEY] acting as attorney for WING LUNG BANK LIMITED	L.S / Affix red finger wafer seal
in the presence of:	/s/ Xu Zhi Hong

[SIGNATURE OF ATTORNEY]

/s/ Cheung Ho Yin, Wilfred

[SIGNATURE OF WITNESS]
Witness: [NAME, ADDRESS AND OCCUPATION OF WITNESS]

NAME: CHEUNG HO YIN, WILFRED               OCCUPATION: BANKER

ADDRESS: 8/F, 45 DES VOEUX RD, CENTRAL, HK

Address: 8F, 45 Des Voeux Road Central, Wing Lung Bank Building, Hong Kong

Attention: Wilfred Cheung [Chinese language characters excluded]

Telephone: 852-29528834

Facsimile: 852-28104873